Exhibit 4.17

DATED as of 15 June 2012

TEEKAY CORPORATION

as Vendor

and

TEEKAY TANKERS LTD.

as Purchaser

BUSINESS PURCHASE AGREEMENT

relating to

the sale and purchase of the entire membership interests in

Godavari Spirit L.L.C.,

Axel Spirit L.L.C.,

Mahanadi Spirit L.L.C.,

Teesta Spirit L.L.C.,

Hugli Spirit L.L.C.,

Americas Spirit L.L.C.,

Australian Spirit L.L.C.,

Pinnacle Spirit L.L.C.,

Donegal Spirit L.L.C.,

Galway Spirit L.L.C.,

Limerick Spirit L.L.C.,

Summit Spirit L.L.C.,

and

Zenith Spirit L.L.C.

Contents

Clause	Name	Page

1	Definitions and Interpretation	1

2	Agreement for Sale	7

3	Consideration	7

4	Completion	8

5	Warranties	10

6	Indemnities	13

7	Further Indemnities	15

8	Costs	15

9	Other Provisions	16

10	Notices	19

11	Termination	19

12	Governing Law and Jurisdiction	20

Schedule	Name	Page

1	Disclosure Schedule	22

2	Part I - The Interests Transfer Documents	32

	Part II - ISDA Novation Documents	32

3	Warranties and Representations	33

4	The Vessels	48

5	The Consideration Formula	54
Execution Page		55

DATED as of 15 June 2012

BETWEEN:

(1)	TEEKAY CORPORATION, a corporation incorporated in the Marshall Islands company having offices at Fourth Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08 Bermuda (the “Vendor”)

(2)	TEEKAY TANKERS LTD., a corporation incorporated in the Marshall Islands company having a principal office at Fourth Floor, Belvedere Building, 69 Pitts Bay Road, Hamilton, HM 08 Bermuda (the “Purchaser”)

BACKGROUND

(A)	The Vendor is the legal and beneficial owner of the Interests.

(B)	The Vendor has offered the Vessels for sale to the Purchaser on an en bloc basis for an amount equal to the Consideration.

(C)	The Purchaser has accepted the offer, which involves, amongst other things, the sale of the Interests by the Vendor to the Purchaser.

(D)	This Agreement sets out the terms upon which the Vendor and the Purchaser agree to the sale and purchase of the Interests.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the Schedules and the recitals, unless the context requires otherwise:

“Americas Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960258 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Australian Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960259 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Axel Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960305 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Borrowers”means each company identified as a borrower in each of the Facility Agreements.

“Business” means the whole of the undertaking and goodwill of the business carried on by the Vendor using each Company’s property and assets.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in New York are open for the transaction of normal banking business (other than solely for trading and settlement in Dollars).

“Charters” or “Charter” means those timecharters listed in Schedule 3 Part 14(b) or each of them.

“Claim” means a claim for breach of Warranty by the Purchaser against the Vendor.

“Closing” means completion of the sale and purchase of the Interests in accordance with Clause 4.1 (Timing and Place of Closing ).

“Closing Date” means [16] June 2012 unless otherwise agreed in writing by the Purchaser and the Vendor.

“Companies” means Godavari Spirit L.L.C., Axel Spirit L.L.C., Mahanadi Spirit L.L.C., Teesta Spirit L.L.C., Hugli Spirit L.L.C., Americas Spirit L.L.C., Australian Spirit L.L.C., Pinnacle Spirit L.L.C., Donegal Spirit L.L.C., Galway Spirit L.L.C., Limerick Spirit L.L.C., Summit Spirit L.L.C., and Zenith Spirit L.L.C.

“Consideration” means the consideration payable by the Purchaser for the Limited Liability Interests as stated in or determined by Clause 3 (Consideration ).

“Consideration Formula” means the formula for the calculation of the Consideration as set out in Schedule 5 (The Consideration Formula ).

“Covered Environmental Losses” means all environmental and toxic tort Losses and Expenses suffered or incurred by the Purchaser, any member of the Purchaser’s Group or any of the Companies by reason of or arising out of:

(a)	any violation or correction of violation of Environmental Laws by the Vendor or any member of the Vendor’s Group; or

(b)	any event or condition associated with ownership or operation by the Vendor or any member of the Vendor’s Group of the Interests (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from any of the Vessels or the disposal or release of Hazardous Substances generated by operation of any of the Vessels), including, without limitation:

(i)	the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws;

(ii)	the cost or expense of the preparation and implementation of any closure, remedial, corrective action or other plans required or necessary under Environmental Laws; and

(iii)	the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work,

but only to the extent that such violation complained of under (a), or such events or conditions included in (b), occurred before the Closing Date and, provided that, in no event shall Losses or Expenses to the extent arising from a change in any Environmental Law after the Closing Date be deemed “Covered Environmental Losses”.

“Disclosed” means fully, fairly and expressly disclosed by the Transaction Documents or the Disclosure Schedule and, for this purpose “fairly disclosed” means any information disclosed in such manner and in such detail or with sufficient explanation as to enable a reasonable purchaser to make an informed assessment or estimation of the matter concerned and its financial, operational or other consequences to any of the Companies.

“Disclosure Schedule” means the Disclosure Schedule set out in Schedule 1 (Disclosure Schedule).

“Dollars” and “$” means United States Dollars.

“Donegal Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960495 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Environmental Laws” means all federal, state, foreign and local laws, statutes, rules, regulations, orders, judgments and ordinances relating to protection of health and safety and the environment, each as amended up to and including the Closing Date.

“Existing Borrowers” means any of the Borrowers that are prior to the date of this Agreement owned by the Purchaser;“Facility Agreements” means the facility agreements more particularly described in Schedule 1 (Disclosure Schedule ) and “Facility Agreement” shall mean any one of them.

“Financing Arrangements” means the Loan Facilities and related financing arrangements in relation to, amongst other things, the Vessels made available pursuant to the Facility Agreements.

“Galway Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960496 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Godavari Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960304 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Goodwill” means the goodwill of the Vendor in relation to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor.

“Hazardous Substances” means:

(a)	substances which contain substances defined in or regulated under applicable Environmental Laws;

(b)	petroleum and petroleum products, including crude oil and any fractions thereof;

(c)	natural gas, synthetic gas and any mixtures thereof;

(d)	any substances with respect to which a federal, state, foreign or local agency requires environmental investigation, monitoring, reporting or remediation;

(e)	any hazardous waste or solid waste, within the meaning of any Environmental Law;

(f)	any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law;

(g)	any radioactive material; and

(h)	any asbestos-containing materials that represent a health hazard.

“Hugli Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960539 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Indebtedness” means any borrowings or other indebtedness whatsoever owed by any of the Companies.

“Insolvency Event” means in relation to any of the Purchaser, the Vendor or any of the Companies (as the context may require) that any of the following actions has occurred in relation to it:

(a)	an order has been made or an effective resolution passed or other proceedings or actions taken (including, without limitation, the presentation of a petition) with a view to its administration, bankruptcy, winding-up, liquidation or dissolution; or

(b)	it has had a receiver, administrative receiver, manager or administrator appointed over all or any substantial part of its undertaking or assets; or

(c)	any event has occurred or situation arisen in any jurisdiction that has a substantially similar effect to any of the foregoing.

“Interests” means 100% of the entire equity interests, share capital or limited liability interests in each of the Companies.

“Limerick Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960497 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Loan Facilities” means the loan facilities made available pursuant to the Facility Agreements.

“Losses and Expenses” means liabilities, losses, damages, claims, demands, awards and expenses (including, without limitation, legal costs) and includes, for the avoidance of doubt, any value added tax (or similar tax) payable in relation to any such matter, circumstance or item (except to the extent that the Party claiming Losses and Expenses obtains credit for such value added tax).

“Mahanadi Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960224 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Management Agreement” means the management agreement dated 18 December 2007 and made between (i) the Purchaser and (ii) the Manager in relation to the management of all the Purchaser’s vessels.

“Manager” means Teekay Tankers Management Services Ltd.

“Party” means a party to this Agreement.

“Pinnacle Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960772 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Post Completion Adjustment Statements” means the statements setting out and reconciling the accounts receivable and the accounts payable in respect of each of the Vessels as at the Closing Date.

“Purchaser’s Group” means the Purchaser and all of it’s Subsidiaries.

“Relevant Documents” means those agreements, contracts, understandings and arrangements to which any of the Companies are party or to which any of the Interests, the Vessels or any other assets of any of the Companies are subject or by which they are bound which are material to that Company or its trading activities, set out in the Disclosure Schedule.

“Remaining Borrowers” means each of the Borrowers other than the Companies and the Existing Borrowers;

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, encumbrance, assignment, right of set-off, trust arrangement, title retention or other security interest or other agreement or arrangement of any kind having the effect of conferring security.

“Share Consideration” means that number of Class A common shares in the capital of the Purchaser equal to US$25 million, valued at US$[ ] per share (being the 20-day volume weighted average trading price of the Purchaser’s Class A common shares immediately prior to the public announcement of the subject transaction).

“Specified Rate” is the rate of interest equal to one month LIBOR from time to time plus 100 basis points.

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of the voting share capital (or equivalent right of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise.

“Suezmax Pool Agreement” means the pool agreement dated 1 February 2012 and made between (i) Gemini Tankers L.L.C. and (ii) the Participants (as defined therein), as amended and supplemented from time to time as described in the Disclosure Schedule, in respect of the Gemini Pool and the entry of the m.v. “Zenith Spirit” in the pool by Teekay Chartering as a Participant, which entry will continue after the Interests have been sold with Teekay Chartering acting as sub-contractor of the Manager under the Management Agreement.

“Summit Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960861 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Taurus Pool Agreement” means the pool agreement dated 9 November 2010 and made between (i) Taurus Tankers LLC and (ii) the Participants (as defined therein), as amended and supplemented from time to time as described in the Disclosure Schedule, in respect of the Taurus Pool and the entry of the m.v. “Galway Spirit”, m.v. “Limerick Spirit” and m.v. “Donegal Spirit” in the pool by Teekay Chartering as a Participant, which entry will continue after the Interests have been sold with Teekay Chartering acting as sub-contractor of the Manager under the Management Agreement.

“Tax” or “Taxation” means any tax, duty, contribution, impost, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest in relation thereto, including without limitation (and without prejudice to the foregoing) corporation tax, income tax (including tax failing to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, and any other payment whatsoever that any of the Companies are or may be or become bound to make to any person and that is or purports to be in the nature of taxation or otherwise by reason of any taxation statutes.

“Taxation Authority” means any national, local municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having, or purporting to have power or authority in relation to Tax.

“Teekay Chartering” means Teekay Chartering Ltd.

“Teekay Holdings” means Teekay Holdings Limited, a Bermudian holding company and a wholly owned subsidiary of the Vendor.

“Teesta Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960545 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Transaction Documents” means this Agreement and the other documents delivered at Closing pursuant to Clause 4 (Completion ).

“Vendor’s Group” means the Vendor and any Subsidiary of the Vendor, from time to time (except, with effect from Closing, any of the Companies and any member of the Purchaser’s Group).

“Vessels” means the m.v. “Godavari Spirit”, m.v. “Axel Spirit”, m.v. “Mahanadi Spirit”, m.v. “Teesta Spirit”, m.v. “Hugli Spirit”, m.v. Americas Spirit, m.v. “Australian Spirit”, m.v. “Pinnacle Spirit”, m.v. “Donegal Spirit”, m.v. “Galway Spirit”, m.v. “Limerick Spirit”, m.v. “Summit Spirit” and m.v. “Zenith Spirit”, owned by Godavari Spirit L.L.C., Axel Spirit L.L.C., Mahanadi Spirit L.L.C., Teesta Spirit L.L.C., Hugli Spirit L.L.C., Americas Spirit L.L.C., Australian Spirit L.L.C., Pinnacle Spirit L.L.C., Donegal Spirit L.L.C., Galway Spirit L.L.C., Limerick Spirit L.L.C., Summit Spirit L.L.C., and Zenith Spirit L.L.C., respectively, details of which are set out in Schedule 4 (The Vessels).

“Warranties” means the representations and warranties set out in Clause 5 (Warranties ) and Schedule 3 (Warranties and Representations ).

“Zenith Spirit L.L.C.” means a limited liability company formed under the laws of the Republic of the Marshall Islands with registration number 960862 with a registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

1.2	Interpretation

1.2.1	Reference to:

(a)	a “Party” includes its successors and permitted assigns;

(b)	a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporated);

(c)	a statutory or regulatory body shall include its successors and any substituted body;

(d)	the singular includes the plural and vice versa; and

(e)	one gender includes all genders.

1.2.2	Unless otherwise stated, a reference to a Clause, sub-clause or Schedule is a reference to a Clause or sub-clause of, or Schedule to, this Agreement and a reference to this Agreement includes its Schedules.

1.2.3	Clause headings in this Agreement and in the Schedules are for ease of reference only and do not affect its construction.

1.2.4	In construing this Agreement the so-called eusdem generis rule does not apply and accordingly the interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

2	AGREEMENT FOR SALE

2.1	Sale and purchase of Interests

Subject to the other provisions of this Agreement, the Vendor shall sell and transfer the Interests to the Purchaser and the Purchaser shall purchase and take transfer of the Interests on the Closing Date.

2.2	Further matters

The Vendor shall take all steps within its power and control (but without any obligation to expend any material amount) to procure that the Purchaser will duly obtain absolute title to the entire legal and beneficial interest in the Interests, and all rights (whether in respect of distributions, voting or otherwise) that at the date of this Agreement or any later time are conferred on or by any of the Interests, free from any Security Interest.

3	CONSIDERATION

3.1	Determination of the Consideration

The Consideration shall be determined in accordance with the Consideration Formula.

3.2	Payment of Consideration

The Consideration shall be paid and satisfied by the Purchaser on the Closing Date by way of electronic transfer to the account of the Vendor as specified by the Vendor in writing at least five Business Days before the Closing Date; and issuance and deliver to the Vendor of Class A shares in the capital of the Purchase in the amount of the Share Consideration on or before the Closing Date.

3.3	Vendor’s Undertakings

In addition to the transfer of the Interests to the Purchaser, the Vendor further undertakes as follows:

(a)	that prior to Closing, it shall carry on the Business in the usual and ordinary course and do all things necessary or desirable to preserve and enhance the Goodwill and not do anything which may damage the Goodwill at any time.

(b)	that on Closing, it shall procure that none of the Companies shall have any net liabilities other than the liabilities Disclosed in the Disclosure Schedule;

(c)	following the Closing Date and upon receiving any notices, correspondence, information or enquiries in relation to any of the Companies, the Interests, the Vessels or the Transaction Documents, it shall forthwith pass copies thereof to the Purchaser and shall hold on trust for the Companies and account forthwith for any monies received after the Closing Date on account of any of the Companies; and

(d)	to procure that on Closing any Security Interest provided by the Vendor in accordance with the Facility Agreements (including but not limited to any existing share pledges granted by the Vendor) shall where possible and required by the lender(s) be reconstituted as a Security Interest provided by the Purchaser.

4	COMPLETION

4.1	Timing and place of Closing

Subject to the provisions of this Agreement, Closing shall be effected by the Vendor satisfying its obligations under Clause 4.2 (Vendor’s Closing obligations ) and by the Purchaser satisfying its obligations under Clause 4.3 (Purchaser’s Closing obligations ) and shall take place on the Closing Date.

4.2	Vendor’s Closing obligations

The Vendor shall deliver or procure that there are delivered to the Purchaser on or before the Closing Date (as the context may permit):

(a)	duly executed transfers in respect of the Interests in favour of the Purchaser, or as it may direct, further details of which are set out in Schedule 2 Part 1 (The Interests Transfer Documents);

(b)	the certificates, if any, for the Interests (or an indemnity in the approved form for any lost certificates) further details of which are set out in Schedule 2 Part 1 (The Interests Transfer Documents);

(c)	certified copies of the ISDA novation agreement descriebed in more detail in Schedule 2 Part 2 (the ISDA Novation Document);

(d)	certified copies of the minutes of a meeting of the directors of the Vendor (certified as at the date of Closing to be a certified copy of such resolutions in full force and effect and certifying that such resolutions have not been revoked), confirming that it has authorised the transfer of the Interests to the Purchaser;

(e)	all statutory and minute books (in every case written up to, but not including, the Closing Date), common seals, certificates of formation and certificates of amendment (or equivalent), cheque books, bank mandates and other books and records (whether statutory, financial or otherwise) of each of the Companies as applicable and all certificates and documents of title relating to any investments of each of the Companies;

(f)	the original or certified true copies of the Transaction Documents;

(g)	the original or certified true copies of the Relevant Documents;

(h)	evidence satisfactory to the Purchaser that all amounts payable by the Companies under any loan facilities made available by the Vendor (other than with respect to amounts Disclosed as liabilities in the Disclosure Schedule), any bank, financial institution, or any other person whether on the basis of any Security Interest provided by any of the Companies, and whether in relation to the Vessels or otherwise, have been paid in full and all associated Security Interests (other than those identified in the Disclosure Schedule) and any other agreements or obligations entered into by any of the Companies for the benefit of itself or any other person have been terminated or released and, where applicable, reassigned to the Companies or to the person giving the same;

(i)	evidence satisfactory to the Purchaser that all necessary approvals in connection with the sale and purchase of the Interests have been obtained; and

(j)	if the Closing Date is not the date of this Agreement, the duly executed certificate of an officer of the Vendor dated on the Closing Date, in form reasonably acceptable to the Purchaser, certifying on behalf of the Vendor to the accuracy of representations and Warranties of the Vendor contained in this Agreement.

4.3	Purchaser’s Closing obligations

The Purchaser shall on Closing and subject to the transfer of the Interests deliver or procure that there is delivered to the Vendor a certified copy of the minutes of a meeting of the directors of its general partner, authorising the execution of this Agreement and any other Transaction Document that it is to execute pursuant to this Agreement.

4.4	Closing obligations not fulfilled

4.4.1	If either Party fails, for any reason, to comply with any of its obligations under the foregoing provisions of this Clause 4 (Completion ), the other Party may, at its option:

(a)	by written notice to the first Party defer the date for Closing by one or more periods that shall not exceed 20 Business Days in aggregate in respect of either all of the parties’ obligations under the foregoing provisions of this Clause 4 (Completion ) or such of those obligations that have not been complied with; or

(b)	proceed to Closing so far as practicable but without prejudice to the second Party’s rights (whether under this Agreement or the general law) as regards the obligations with which the first Party has not complied; or

(c)	waive all or any of the obligations in question of the first Party.

4.4.2	If Closing is deferred to another date in accordance with Clause 4.4.1(a), and Closing is effected, the provisions of this Agreement shall apply as if that other date were the Closing Date.

4.5	Post Completion Adjustment Statements

4.5.1	Within 30 Business Days after the Closing Date the Vendor shall procure the preparation of the Post Completion Adjustment Statements and shall send them to the Purchaser.

4.5.2	The Purchaser shall review the Post Completion Adjustment Statements and, on the date 15 Business Days after the date of the Post Completion Adjustment Statements, the Vendor or the Purchaser (as appropriate) shall pay any such additional payments as set out in the Post Completion Adjustment Statements to the other Party.

5	WARRANTIES

5.1	General

The Vendor represents, warrants and undertakes, subject to Clause 5.8 (Disclosure in Disclosure Schedule ), that each statement in Schedule 3 (Warranties and Representations ) is at the date of this Agreement, and will (save as Disclosed in the Disclosure Schedule or in writing not later than the time of Closing) at the Closing Date remain, true, accurate and not misleading in any respect on the basis that a reference to the Closing Date were substituted for any express or implied reference to the date of this Agreement in that Schedule.

5.2	Claims

The Vendor hereby unconditionally and irrevocably covenants with the Purchaser that, subject always to the limitations set out in Clause 6 (Remedies of the Purchaser ), it will indemnify the Purchaser and each of the Companies against all Losses and Expenses that any member of the Purchaser’s Group or any of the Companies may suffer or incur or pay in enforcing its rights in connection with any matter referred to in this Agreement or any of the Transaction Documents including, without limitation:

(a)	the disputing and/or settlement of any Claims and any steps taken to avoid and advice sought in connection with any actual, threatened or anticipated Claims;

(b)	any legal proceedings in which any member of the Purchaser’s Group or any of the Companies makes a Claim; and

(c)	the enforcement of any such settlement or judgement.

5.3	Reliance on Warranties

The Vendor acknowledges that:

(a)	the Purchaser has been induced to enter and is entering into this Agreement and the other Transaction Documents on the basis of and in reliance upon the Warranties;

(b)	the Purchaser may rely on the Warranties to the exclusion of any other information, and that, with the exception of matters set forth in the Disclosure Schedule, the Purchaser’s rights in respect thereof will not be in any way impaired as a result of any other information being possessed by or available to any member of the Purchaser’s Group Companies or any officer, employee, professional or financial adviser of, or person acting on behalf of, the Purchaser or any member of the Purchaser’s Group.

5.4	Warranties are separate and independent

Each Warranty shall be construed as a separate and independent warranty and, save as expressly provided otherwise, shall not be limited or restricted by reference to or inference from any other terms of this Agreement or any other Warranty.

5.5	Reduction in Consideration

Any payments made by the Vendor to the Purchaser in respect of Claims shall, to the extent lawfully possible, be treated by the parties as a reduction in the Consideration; provided, however, that this Clause 5.5 (Reduction in Consideration ) shall not in any way limit or restrict the amount recoverable by the Purchaser or any other person under this agreement to the amount of the Consideration or any other amount (but this is without prejudice to the limitations set out in Clause 6 (Remedies of the Purchaser ).

5.6	Awareness of Vendor and Ordinary Course of Business

Where any Warranty is qualified by reference to the awareness, knowledge, information or belief of the Vendor (or any similar expression), the Vendor shall be deemed to have such awareness, knowledge, information or belief as it would have after having made reasonable enquiry of the senior executive managers and officers of the Vendor.

5.7	Provision of information

The Vendor undertakes promptly to provide the Purchaser with any information that the Purchaser may by written notice request in relation to:

(a)	any of the Warranties or any statement of fact contained elsewhere in this Agreement, any Relevant Document or any Transaction Document; or

(b)	the Disclosure Schedule or any other disclosure made or information provided (or purportedly made or provided) under this Clause 5.7 (Provision of information ); or

(c)	any matter or question connected with or arising out of any of the foregoing,

but this only applies to information that is (either at the date of the Agreement or at the date of the request) in the possession of the Vendor or that the Vendor or any of its professional advisers can reasonably be expected to obtain and present without undue efforts.

5.8	Disclosure in Disclosure Schedule

The Vendor shall not have any liability in respect of any Claim if and to the extent that any fact, matter or circumstance that causes any of the Warranties to be breached or that might result in a Claim or possible Claim has been Disclosed in the Disclosure Schedule or otherwise in any of the Transaction Documents or Relevant Documents. The parties agree that the Disclosure made by the documents listed in the Disclosure Schedule constitutes full, fair and express disclosure of the facts, matters, transactions, rights, obligations, assets, liabilities, arrangements, relationships and scope of information to which those documents relate.

5.9	Notification of potential Claims before Closing

If, at any time before Closing, the Vendor becomes aware of any Claim or any matter that could reasonably be expected to cause a Claim to arise or any matter that at Closing would constitute a Claim or could reasonably be expected to cause a Claim to arise, it shall forthwith disclose the same in writing to the Purchaser.

5.10	Organisation and good standing

Each Party represents to the other Party that it is duly formed, organised and validly existing and in good standing under the laws of its jurisdiction of incorporation.

5.11	Due authorisation

Each Party represents to the other Party that it has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and the execution of this Agreement has been duly authorised by all necessary action on its part.

5.12	No impediments

To the best knowledge of each Party after making such diligent inquiry as may be reasonable under the circumstances, neither Party has any knowledge of any impediment that might impact the sale and purchase of the Interests as contemplated by this Agreement.

5.13	Survival

5.13.1	Subject to Clause 5.13.2 and to the limitations and other provisions of this Agreement and the Transaction Documents, the representations and warranties of the Vendor contained in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Relevant Documents shall survive the Closing and remain in full force and effect for a period of 12 months after the Closing Date.

5.13.2	Warranties in paragraph 1(b), paragraph 1(c), paragraph 11 (Taxation ) and paragraph 12(a) of Schedule 3 (Warranties and Representations ) to this Agreement shall survive until, and shall terminate upon, the date of expiration of the applicable statute of limitations with respect to the liability in question.

5.13.3	The covenants and agreements of the Vendor contained in this Agreement and the Transaction Documents that by their terms extend beyond the Closing Date shall not terminate until all obligations with respect thereto have been performed or satisfied or shall have expired or been terminated in accordance with their terms.

6	INDEMNITIES

6.1	Indemnification by the Vendor

The Vendor agrees, subject to the other terms and conditions of this Agreement and the Transaction Documents, to indemnify each of the Purchaser, each member of the Purchaser’s Group and each of the Companies against and hold it harmless from any and all:

(a)	Losses and Expenses to the Purchaser, any member of the Purchaser’s Group or any of the Companies arising out of or related to the breach of any representation, warranty, covenant or agreement of the Vendor in this Agreement (including the Schedules hereto), the Disclosure Schedule and the Transaction Documents, to the extent Vendor is notified by the Purchaser of such Losses or Expenses prior to expiration of the applicable survival period set forth in Clause 6.1 (Survival );

(b)	Covered Environmental Losses relating to the Interests to the extent that the Vendor is notified by the Purchaser of any such Covered Environmental Losses within five (5) years after the Closing Date;

(c)	Losses or Expenses to the Purchaser, each member of the Purchaser’s Group or any of the Companies arising from:

(i)	the failure of any member of the Purchaser’s Group, immediately after the Closing Date, to be the owner of such ownership interests in and to the Interests as are necessary to enable any member of the Purchaser’s Group to own and operate the Interests in substantially the same manner that the Interests were owned and operated by any member of the Vendor’s Group immediately prior to the Closing Date; or

(ii)	the failure of any member of the Purchaser’s Group to have on the Closing Date any consent or governmental permit necessary to allow any member of the Purchaser’s Group to own or operate the Interests in substantially the same manner that the Interests were owned and operated by any member of the Vendor’s Group immediately prior to the Closing Date, in each of Clause 6.2.1(c)(i) and Clause 6.2.1(c)(ii), to the extent that the Vendor is notified by the Purchaser of such Losses or Expenses within three (3) years after the Closing Date; and

(d)	all federal, state, foreign and local income tax liabilities attributable to the operation of the Interests prior to the Closing Date.

6.2	Limited on liability

The aggregate liability of Vendor under Clause 6.1 (Indemnification by the Vendor) shall not exceed [10% of purchase price?]. Furthermore, no claim may be made against Vendor for indemnification pursuant to Clause 6.1 (Indemnification by the Vendor) unless the aggregate dollar amount of all claims for indemnification pursuant to such Clause shall exceed $500,000, in which case Vendor shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $500,000.

6.3	Notice

The Purchaser agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to Clause 6.2 (Indemnification by the Vendor), it will provide notice thereof in writing to the Vendor specifying the nature of and specific basis for such claim.

6.4	Conduct of claims

6.4.1	The Vendor shall have the right to control all aspects of the defence of (and any counterclaims with respect to) any claims brought against the Purchaser, any member of the Purchaser’s Group or any of the Companies that are covered by the indemnification set forth in Clause 6.1 (Indemnification by the Vendor), including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld) of the Purchaser (with the concurrence of the conflicts committee of the Purchaser) unless it includes a full release of the Purchaser, any member of the Purchaser’s Group and each of the Companies from such matter or issues, as the case may be.

6.4.2	The Purchaser agrees to cooperate fully with the Vendor with respect to all aspects of the defence of any claims covered by the indemnification set forth in Clause 6.2 (Indemnification by the Vendor ), including, without limitation, the prompt furnishing to the Vendor of any correspondence or other notice relating thereto that the Purchaser, any member of the Purchaser’s Group or any of the Companies may receive, permitting the names of such parties to be utilized in connection with such defence, the making available to the Vendor of any files, records or other information of such parties that the Vendor considers relevant to such defence and the making available to the Vendor of any employees of the Purchaser, any member of the Purchaser’s Group or any of the Companies; provided, however, that in connection therewith the Vendor agrees to use reasonable efforts to minimize the impact thereof on the operations of such parties and further agrees to maintain the confidentiality of all files, records and other information furnished by any such party pursuant to this Clause 6.4 (Conduct of claims ).

6.4.3	In no event shall the obligation of the Purchaser to cooperate with the Vendor as set forth in Clause 6.4 (Conduct of claims ) be construed as imposing upon the Purchaser an obligation to hire and pay for counsel in connection with the defence of any claims covered by the indemnification set forth in this Clause 6 (Indemnities ); provided, however, that the Purchaser may, at its own option, cost and expense, hire and pay for counsel in connection with any such defence.

6.4.4	The Vendor agrees to keep any such counsel hired by the Purchaser reasonably informed as to the status of any such defence (including providing such counsel with such information related to any such defence as such counsel may reasonably request) but the Vendor shall have the right to retain sole control over such defence.

6.5	Reduction in indemnity payment

6.5.1	In determining the amount of any Loss or Expense for which the Purchaser, any member of the Purchaser’s Group or each of the Companies are entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by

(a)	any insurance proceeds realized by such parties, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by such parties as a result of such claim; and

(b)	all amounts recovered by such parties under contractual indemnities from third persons.

6.6	Realisation of insurance proceeds

6.6.1	The Purchaser hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities; provided, however, that the costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) of the Purchaser, any member of the Purchaser’s Group or any of the Companies in connection with such efforts shall be promptly reimbursed by the Vendor in advance of any determination of whether such insurance proceeds or other amounts will be recoverable.

6.7	Sole and exclusion remedies, waiver

6.7.1	The Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the other Transaction Documents shall be pursuant to the indemnification provisions set forth in this Clause 6 (Remedies of the Purchaser ).

6.7.2	In furtherance of Clause 6.7.1, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Vendor and any member of the Vendor’s Group arising under or based upon any federal, state, foreign or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

7	FURTHER INDEMNITIES

7.1	Loan Facilities

7.1.1	The Purchaser agrees at all times to indemnity and hold harmless the Vendor and/or the Remaining Borrowers from and against all Losses and Expenses incurred by the Vendor and the Remaining Borrowers or any of them relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever under any of the Facility Agreements and the other documents entered into in connection with the Loan Facilities if such Losses and Expenses result from a breach by the Purchaser or any of the Companies or the Existing Borrowers of the terms of the Facility Agreements to which each is a party.

7.1.2	The Vendor agrees at all times to indemnify and hold harmless and to porcure that the Remaining Borrowers indemnify and hold harmless the Purchaser, the Companies and Existing Borrowers from and against all Losses and Expenses incurred by the Purchaser, the Companies and the Existing Borrowers or any of them relating to or arising directly or indirectly in any manner or for any cause or reason whatsoever under any of the Facility Agreements and the other documents entered into in connection with the Loan Facilities if such Losses or Expenses result from a breach by the Vendor or any of the Remaining Borrowers of the terms of the Facility Agreements to which each is a party.

8	COSTS

Except where expressly provided otherwise, each Party shall pay its own costs connected with the negotiation, preparation, execution and implementation of this Agreement and the other Transaction Documents and any matters connected therewith and investigating the affairs of any of the Companies.

9	OTHER PROVISIONS

9.1	Entire agreement

This Agreement together with the other Transaction Documents constitutes the entire agreement between the parties regarding the sale and purchase of the Interests and related matters and supersedes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same, all of which are hereby terminated and shall cease to have effect in all respects, this Agreement and the parties confirm that there are no collateral or supplemental agreements relating to the other Transaction Documents, except as expressly set forth herein or therein.

9.2	Assignment

9.2.1	This Agreement shall be binding on and enure for the benefit of each Party’s successors and permitted assigns. Save as provided in Clause 9.2.2, no Party shall, without the prior written consent of the other Party, assign, transfer, charge or deal in any other manner with this Agreement or any of its rights (whether to damages or otherwise) or obligations arising under or in connection with the Agreement, or purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement, and any such assignment, transfer, charge or dealing shall be void for all purposes.

9.2.2	The Purchaser may assign all or any part of its rights and benefits under this Agreement to any member of the Purchaser’s Group.

9.2.3	Subject to and upon any succession or assignment permitted by this Agreement, any such successor or assignee shall in its own right be able to enforce any term of this Agreement in accordance with the terms of this Agreement as if it were a party, but until such time shall have no rights whether as a third party or otherwise. The Vendor shall have no greater liabilities towards any successor or assignee of the Purchaser than it would have had to the Purchaser had the Purchaser remained fully and solely entitled under this Agreement.

9.3	Right of set-off, deductions and withholdings and Tax on payments

9.3.1	The Purchaser shall not be entitled to set off against the Consideration any sums owing to it by the Vendor.

9.3.2	If any deduction or withholding is required by law to be made from any payment from one Party to another Party under this Agreement or any other Transaction Document, the Party making the payment shall increase the amount thereof so as to ensure that the recipient receives and is able to retain that amount that it would have received and retained had the payment not been the subject matter of such deduction or withholding provided always that if the recipient is entitled to a credit or some other benefit as a consequence of the payment to it being the subject matter of a deduction or withholding it shall use its reasonable endeavours to utilise the credit (whether by set off, or by claiming a repayment in respect thereof, or otherwise) or benefit so arising and in the event that it is able so to do it shall repay to the Party who made the payment an amount equal to the credit or benefit so utilised, provided always that this Clause is without prejudice to the limitations on the Vendor’s liabilities as set out in Clause 6 (Indemnities ). For the avoidance of doubt, this Clause 9.3.2 shall not impose upon the recipient of the payment any obligation to utilise any credit or benefit in priority to any other economic credit or benefit available to it or to pay to the Party making the payment an amount greater than that by which the original payment was increased under this Clause 9.3 (Right of set-off, deductions and withholdings and Tax on payments ).

9.3.3	If any payment from the Vendor to the Purchaser under this Agreement or any other Transaction Document is liable to Tax in the hands of the Purchaser, the Vendor shall increase the payment by such an amount as will ensure that the Purchaser is able to receive and retain, after paying Tax in respect of its receipt, an amount equal to that which would otherwise have been paid to it had the receipt not been subject to Tax in its hands, provided always that this Clause is without prejudice to the limitations on the Vendor’s liabilities as set out in Clause 6 (Remedies of the Purchaser ). The parties shall agree to the amount of any increase in a relevant payment to give effect to this Clause 9.3 (Right of set-off, deductions and withholdings and Tax on payments ). In the event that the parties are not able to agree the amount of any increase, the amount thereof shall be certified by the Purchaser’s auditors acting as experts whose decision in respect thereof shall be binding on the relevant parties except in the case of manifest error.

9.4	Waivers, rights and remedies

9.4.1	No failure or delay on the part of either Party to this Agreement in exercising any right or remedy provided by law or under this Agreement shall impair such right or remedy or operate as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude or restrict any other or further exercise of it or the exercise of any other right or remedy.

9.4.2	A waiver by either Party to this Agreement of a breach of or default under this Agreement or under any other Transaction Document shall not constitute a waiver of any other breach or default, shall not affect the other terms of this Agreement or any other Transaction Document or the rights of any other person thereto and shall not prevent the Purchaser or the Vendor (as the case may be) from subsequently requiring compliance with the waived obligation.

9.4.3	Any waiver (in whole or in part) of any right or remedy under this Agreement must be set out in writing, signed by or on behalf of the person granting the waiver and may be given subject to any conditions thought fit by the grantor and, unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for, and in favour of the person to, which it is given.

9.4.4	Unless specifically provided in this Agreement or otherwise, the rights and remedies of the Purchaser and the Vendor under or pursuant to any other Transaction Document are cumulative, may be exercised as often as the Purchaser or the Vendor, as applicable considers appropriate and are in addition to its rights and remedies under the general law.

9.5	Variations

No	variation of this Agreement or any other Transaction Document shall be valid unless it is agreed in writing and signed by or on behalf of each of the parties thereto.

9.6	Effect of Closing

This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

9.7	Provisions of Agreement severable

If any provision of this Agreement or any other Transaction Document is, or becomes, invalid, unenforceable or illegal, in whole or in part, under the laws of any jurisdiction, such term or provision or part shall to that extent be deemed not to form part of this Agreement or the relevant Transaction Document (as the case may be), but the validity, enforceability or legality of the remaining provisions of this Agreement or the relevant Transaction Document shall not be impaired.

9.8	Interest for late payment

Any sum owing by either Party under this Agreement or any other Transaction Document shall carry interest from (and excluding) the date on which it is payable until (and including) the date of actual payment at the Specified Rate. Such interest will be compounded semi-annually and be payable after as well as before any judgment.

9.9	Counterparts

This Agreement and each of the other Transaction Documents may be entered into in any number of counterparts and by the parties thereto on separate counterparts, each of which when so executed and delivered shall be an original but each such document shall not be effective until each party thereto has executed at least one counterpart, but all the counterparts for document shall together constitute one and the same instrument.

9.10	Further assurances

The Vendor shall (and shall procure that any other relevant person shall) execute any deeds or documents and exercise or waive any rights and generally take any action, including passing (or procuring that there is passed) any resolution of the Vendor or (whilst the Vendor remains the registered owner) any of the Companies that the Purchaser may reasonably require, which may be necessary for this Agreement and the other Transaction Documents to be carried into effect.

9.11	Third party rights

This Agreement and the other Transaction Documents are made for the benefit of the Parties to them and their successors and permitted assigns only and are not intended to benefit, and no term thereof shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999.

9.12	Miscellaneous Vessel Matters

9.12.1	The following is additionally agreed in respect of certain Vessels:-

(a)	M.t. Godavari Spirit:

(i)	The Vendor will complete any boiler repairs required for the safe operation of the Vessel before Closing. If any boiler issue arises between Closing and the next special survey date, the Vendor will agree to pay for boiler repairs up to a maximum of $200,000 against appropriate invoices. No indemnity is given by the Vendor in respect of any off-hire caused by such repairs.

(ii)	It is acknowledged by the Parties that the Tank Cleaning Pump is out of service at the date of this Agreement. The Consideration has been reduced by $60,000 to reflect this. Repairs to the tank cleaning pump are to be conducted at next drydocking or at a time of the Purchaser’s choosing. No indemnity is to be provided by the Vendor is respect of the condition of the tank cleaning pump.

(b)	M.t. Mahanadi Spirit:

(i)	It is acknowledged by the Parties that coating damage exists on this Vessel. The Consideration has been reduced by $70,000 due to the coating damage on this Vessel. No indemnity is to be provided by the Vendor is respect of any losses arising as a result of this damage.

10	NOTICES

10.1	General

Any notice under or in connection with this Agreement shall be in writing and may be delivered by hand or fax to the address of the relevant Party that is set out below or to such other address as that Party may have notified in writing from time to time to the Party serving the notice, which notice so served by fax shall be deemed to have been received at the time of despatch:

(a)	the Vendor

Name:	Teekay Corporation
Address:	Suite No. 1778,
48 Par-la-Ville Road,
Hamilton, HM 11
Bermuda
Fax Number:	+011 441 292 3931

marked for the attention of the Corporate Secretary

(b)	the Purchaser

Name:	Teekay Tankers Ltd.
Address:	Suite No. 1778,
48 Par-la-Ville Road,
Hamilton, HM 11
Bermuda
Fax Number:	+011 441 292 3931

marked for the attention of the Corporate Secretary

11	TERMINATION

11.1	Termination

This Agreement may be terminated upon written notice given at any time before the Closing:

(a)	by the mutual written consent of Vendor and Purchaser;

(b)	by the Vendor, in the event of a material breach by the Purchaser of any representation, Warranty, covenant or agreement of the Purchaser contained herein that has not been cured or is not curable by the Closing Date; or

(c)	by the Purchaser, in the event of a material breach by the Vendor of any representation, Warranty, covenant or agreement of the Vendor contained herein that has not been cured or is not curable by the Closing Date.

11.2	Effect of Termination

In the event of the termination of this Agreement pursuant to Clause 11.1 (Termination ), the parties shall be relieved of their obligations under this Agreement, save that Clause 1 (Definitions and Interpretation ) and Clause 10 (Notices ) to Clause 12 (Governing Law and Jurisdiction ) shall continue in full force and effect, and neither Party shall have any claims against the other Party in connection with this Agreement except in respect of any accrued rights or obligations arising under this Agreement before termination or in connection with any antecedent breach by any Party of any provision of this Agreement or any breach by any Party of any continuing provision of this Agreement.

12	GOVERNING LAW AND JURISDICTION

12.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12.2	Jurisdiction

12.2.1	Subject to Clause 12.2.3, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or any non-contractual obligations arising out of or in connection with this Agreement (a “Dispute”).

12.2.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

12.2.3	No Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.

12.3	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Party:

(a)

irrevocably appoints Teekay Shipping (UK) Limited, 2nd Floor, 86 Jermyn Street, London, SW1Y 6JD, United Kingdom, as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by a process agent to notify the that Party of the process will not invalidate the proceedings concerned.

This Agreement has been executed by or on behalf of the parties the day and year first above written.

TEEKAY CORPORATION

By:	/s/ Peter Evensen
Name:	Peter Evensen
Title:	President and Chief Executive Officer

TEEKAY TANKERS LTD.

By:	/s/ Bruce Chan
Name:	Bruce Chan
Title:	Chief Executive Officer

Schedule 1 : Disclosure Schedule

Schedule 1

Disclosure Schedule

A	Finance Documents

A.1	Loan Facilities

Nordea $845MM Revolver;

Document	Parties	Date

13 Facility Agreement	(i) the Borrowers, including Axel Spirit L.L.C., Godavari Spirit L.L.C., Hugli Spirit L.L.C., Mahanadi Spirit L.L.C. and Teesta Spirit L.L.C., (ii) the Lenders (as defined), (iii) Nordea Bank Finland PLC as Agent, (iv) Nordea Bank Finland PLC as Security Trustee, (v) Nordea Bank Norge ASA and others as Mandated Lead Arrangers, (vi) Nordea Bank Norge ASA and others as Bookrunner and (vii) HSH Nordbank AG as Swap Provider	28 November 2007

14 Guarantee and Indemnity in respect of various obligations of A Borrowers	(i) the Vendor (ii) the Security Trustee	28 November 2007

15 Deed of Release and Guarantee and Indemnity	(i) the Security Trustee (ii) the Vendor	18 December 2007

16 Guarantee and Indemnity in respect of various obligations of B Borrowers	(i) the Purchaser (ii) the Security Trustee	18 December 2007

17 Guarantee and Indemnity in respect of various obligations of B Borrowers	(i) the Vendor (ii) the Security Trustee	28 November 2007

18 ISDA Master Agreement	(i) HSH Nordbank AG (ii) the A Borrowers	28 November 2007

19 ISDA Novation Agreement	(i) HSH Nordbank AG (ii) the Vendor (iii) the A Borrowers	28 November 2007

Schedule 1 : Disclosure Schedule

20 Pledge Agreement in relation to A Borrowers	(i) the Purchaser (ii) the Security Trustee	18 December 2007

21 Pledge Agreement in relation to B Borrowers	(i) the Vendor (ii) the Security Trustee	18 December 2007

22 First Supplemental Agreement	(i) the Borrowers, including Axel Spirit L.L.C., Godavari Spirit L.L.C., Hugli Spirit L.L.C., Mahanadi Spirit L.L.C. and Teesta Spirit L.L.C., (ii) the Lenders (as defined), (iii) Nordea Bank Finland PLC as Agent, (iv) Nordea Bank Finland PLC as Security Trustee, (v) Nordea Bank Norge ASA and others as Mandated Lead Arrangers, (vi) Nordea Bank Norge ASA and others as Bookrunner and (vii) HSH Nordbank AG as Swap Provider	18 June 2010

23 Second Supplemental Agreement	(i) the Borrowers, including Axel Spirit L.L.C., Godavari Spirit L.L.C., Hugli Spirit L.L.C., Mahanadi Spirit L.L.C. and Teesta Spirit L.L.C., (ii) the Lenders (as defined), (iii) Nordea Bank Finland PLC as Agent, (iv) Nordea Bank Finland PLC as Security Trustee, (v) Nordea Bank Norge ASA and others as Mandated Lead Arrangers, (vi) Nordea Bank Norge ASA and others as Bookrunner and (vii) HSH Nordbank AG as Swap Provider	8 November 2010

m.v. “Axel Spirit”

24 First Priority Bahamas Ship Mortgage over m.v. “Esther Spirit”	Esther Spirit L.L.C.	30 November 2007

25 Deed of Covenants	Esther Spirit L.L.C.	30 November 2007

26 Deed of Assignment	(i) Esther Spirit L.L.C. (ii) the Security Trustee	30 November 2007

27 Notice of Assignment	Esther Spirit L.L.C	30 November 2007

28 Loss Payable Clause	Esther Spirit L.L.C	undated

m.v. “Godavari Spirit”

29 First Priority Bahamas Ship Mortgage over m.v. “Iskmati Spirit”	Iskmati Spirit L.L.C	30 November 2007

Schedule 1 : Disclosure Schedule

30 Deed of Covenants	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

31 Deed of Assignment	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

32 Notice of Assignment	Iskmati Spirit L.L.C.	30 November 2007

33 Loss Payable Clause	Iskmati Spirit L.L.C.	undated

m.v. “Hugli Spirit”

34 First Priority Bahamas Ship Mortgage over m.v. “Iskmati Spirit”	Iskmati Spirit L.L.C	30 November 2007

35 Deed of Covenants	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

36 Deed of Assignment	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

37 Notice of Assignment	Iskmati Spirit L.L.C.	30 November 2007

38 Loss Payable Clause	Iskmati Spirit L.L.C.	undated

m.v. “Hahanadi Spirit”

39 First Priority Bahamas Ship Mortgage over m.v. “Iskmati Spirit”	Iskmati Spirit L.L.C	30 November 2007

40 Deed of Covenants	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

41 Deed of Assignment	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

42 Notice of Assignment	Iskmati Spirit L.L.C.	30 November 2007

43 Loss Payable Clause	Iskmati Spirit L.L.C.	undated

Schedule 1 : Disclosure Schedule

m.v. “Teesta Spirit”

44 First Priority Bahamas Ship Mortgage over m.v. “Iskmati Spirit”	Iskmati Spirit L.L.C	30 November 2007

45 Deed of Covenants	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

46 Deed of Assignment	(i) Iskmati Spirit L.L.C. (ii) Security Trustee	30 November 2007

47 Notice of Assignment	Iskmati Spirit L.L.C.	30 November 2007

48 Loss Payable Clause	Iskmati Spirit L.L.C.	undated

DNB NOR $75.625MM Revolver;

1 Facility Agreement	(i) the Borrowers (as defined) (ii) the Banks (as defined) (iii) DnB NOR Bank ASA, HSBC Bank Plc and Danish Ship Finance as Arrangers (iv) DnB NOR Bank ASA as Facility Agent; and (v) Deutsche Schiffsbank AG as Security Trustee	7 April 2005

2 Guarantee and Indemnity in respect of various obligations of the Borrowers	(i) Teekay Shipping Corporation (ii) Security Trustee	7 April 2005

m.v. “Australian Spirit”

3 Deed of Covenants	(i) Australian Spirit L.L.C. (ii) Security Trustee	15 April 2005

4 Notice of Assignment (Insurances)	Australian Spirit L.L.C.	15 April 2005

5 Loss Payable Clause	Australian Spirit L.L.C.	15 April 2005

6 Deed of Assignment (charterparty and charter guarantee)	(i) Australian Spirit L.L.C. (ii) Security Trustee	7 April 2005

7 Notice of Assignment (charterparty)	Australian Spirit L.L.C	7 April 2005

8 Consent and Agreement to Notice of Assignment (charterparty)	Conocophillips Shipping L.L.C.	7 April 2005

Schedule 1 : Disclosure Schedule

9 Notice of Assignment (charter guarantee)	Australian Spirit L.L.C	7 April 2005

10 Consent and Agreement to Notice of Assignment (charter guarantee)	Conocophillips Shipping L.L.C.	7 April 2005

m.v. “Americas Spirit”

11 Deed of Covenants	(i) Americas Spirit L.L.C. (ii) Security Trustee	15 April 2005

12 Notice of Assignment (Insurances)	Americas Spirit L.L.C.	15 April 2005

13 Loss Payable Clause	Americas Spirit L.L.C.	15 April 2005

14 Deed of Assignment (charterparty and charter guarantee)	(i) Americas Spirit L.L.C. (ii) Security Trustee	7 April 2005

15 Notice of Assignment (charterparty)	Australian Spirit L.L.C	7 April 2005

16 Consent and Agreement to Notice of Assignment (charterparty)	Conocophillips Shipping L.L.C.	7 April 2005

17 Notice of Assignment (charter guarantee)	Australian Spirit L.L.C	7 April 2005

18 Consent and Agreement to Notice of Assignment (charter guarantee)	Conocophillips Shipping L.L.C.	7 April 2005

KEXIM BNP Paribas $150MM Secured Credit Facility;

1 Facility Agreement	(i) the Borrowers, (as defined) (ii) the Lenders (as defined) (iii) Fortis Capital Corp and Export-Import Bank of Korea as Arrangers; and (iv) Fortis Capital Corp as Agent	11 May 2004

2 Guarantee and Indemnity in respect of various obligations of the Borrowers	(i) Teekay Shipping Corporation (ii) Agent	11 May 2004

3 Share Pledge (Limerick Spirit L.L.C., Donegal Spirit L.L.C. and Galway Spirit L.L.C.)	Teekay Shipping Corporation	11 May 2004

Schedule 1 : Disclosure Schedule

4 Supplemental Agreement	(i) the Borrowers (as defined). (ii) the Lenders (as defined) (iii) Teekay Corporation as Guarantor and Peldgor; and (iii) BNP Paribas as Agent	Undated

5 Side Letter	From Fortis Capital Corp to Donegal Spirit L.L.C., Galway Spirit L.L.C., Limerick Spirit L.L.C.and Export-Import Bank of Korea	5 October 2010

6 Pledge and Deposit Control Agreement	(i) the Borrowers (as defined) (ii) BNP Paribas as Agent and Security Trustee; and (iii) BNP Paribas as Account Bank	Undated

7 Notice of Assignment of Predge Rights	From Fortis Capital Corp to Donegal Spirit L.L.C., Galway Spirit L.L.C., Limerick Spirit L.L.C.and Export-Import Bank of Korea	5 October 2010

8 Notice of Assignment	From Fortis Capital Corp to Donegal Spirit L.L.C., Galway Spirit L.L.C., Limerick Spirit L.L.C.and Fortis Bank (Nederland) NV	29 October 2010

9 Amendment Letter (amending the Teekay Corporation Guarantee)	From HHI Hull No’s 1074/1075/1076/1077 L.L.C. to Fortis Capital Corp	8 June 2005

m.v. “Limerick Spirit”

10 First Priority Bahamas Ship Mortgage over m.v. “Limkerick Spirit”	Limerick Spirit L.L.C.	9 February 2007

11 Deed of Covenants	(i) Limerick Spirit L.L.C. (ii) Agent	9 February 2007

12 Deed of Assignment	(i) Limerick Spirit L.L.C. (ii) Agent	9 February 2007

13 Notice of Assignment	Limerick Spirit L.L.C.	9 February 2007

m.v. “Galway Spirit”

14 First Priority Bahamas Ship Mortgage over m.v. “Galway Spirit”	Galway Spirit L.L.C.	3 January 2007

Schedule 1 : Disclosure Schedule

15 Deed of Covenants	(i) Galway Spirit L.L.C. (ii) Agent	3 January 2007

16 Deed of Assignment	(i) Galway Spirit L.L.C. (ii) Agent	3 January 2007

17 Notice of Assignment	Galway Spirit L.L.C.	3 January 2007

18 Loss Payable Clause	Galway Spirit L.L.C.	Undated

m.v. “Donegal Spirit”

19 First Priority Bahamas Ship Mortgage over m.v. “Donegal Spirit”	Donegal Spirit L.L.C.	10 November 2006

20 Deed of Covenants	(i) Donegal Spirit L.L.C. (ii) Agent	10 November 2006

21 Deed of Assignment	(i) Donegal Spirit L.L.C. (ii) Agent	10 November 2006

22 Notice of Assignment	Donegal Spirit L.L.C.	10 November 2006

23 Loss Payable Clause	Donegal Spirit L.L.C.	Undated

Danish Ship Finance US$217MM Revolver;

1 Facility Agreement	(i) the Borrowers, (as defined); and (ii) Danish Ship Finance (Danmarms Skibskredit MS)	06 December 2006

2 Guarantee and Indemnity in respect of various obligations of the Borrowers	(i) Teekay Shipping Corporation (ii) Danish Ship Finance	06 December 2006

3 First Supplemental Agreement to the Facility Agreement	(i) the Borrowers, (as defined); (ii) Teekay Corporation as Guarantor; and (iii) Danish Ship Finance (Danmarms Skibskredit MS)	18 June 2008

m.v.”Pinnacle Spirit”

4 First Priority Bahamas Ship Mortgage over m.v. “Pinnacle Spirit”	Pinnacle Spirit L.L.C.	22 August 2008

5 Deed of Covenants	(i) Pinnacle Spirit L.L.C. (ii) Danish Ship Finance	22 August 2008

Schedule 1 : Disclosure Schedule

6 Deed of Assignment	(i) Pinnacle Spirit L.L.C. (ii) Danish Ship Finance	22 August 2008

7 Notice of Assignment	Pinnacle Spirit L.L.C.	22 August 2008

8 Loss Payable Clause	Pinnacle Spirit L.L.C.	Undated

Credit Agricole/KEIC US$225MMM Korean Buyer Credit and US$80MM Junior Mismatch Facility; and

1 Senior Loan and Junior Loan Secured Loan Agreement	(i) the Borrowers (as defined) (ii) the Senior Lenders (as defined) (iii) the Junior Lenders (as defined) (iv) Calyon as Agent (v) Calyon as Security Trustee (vi) Calyon as Swap Provider; and (vii) Calyon as KEIC Agent	15 December 2006

2 Intercreditor Deed relating to the Loan Agreement	(i) Teekay Shipping Corporation as Subordinated Creditor, (ii) Calyon as Arranger and Agent (iii) Calyon as Security Trustee (iv) Calyon as KEIC Agent (v) Calyon as Swap Provider (vi) the Borrowers (as defined) (vii) the Lenders (as defined); and (viii) Korea Export Insurance Corporation	15 December 2006

3 Guarantee and Indemnity in respect of various obligations of the Borrowers	(i) Teekay Shipping Corporation (ii) Security Trustee	15 December 2006

4 First Supplemental Agreement to the Facility Agreement	(i) the Borrowers (as defined) (ii) Teekay Corporation as Guarantor (iii) the Senior Lenders (as defined) (iv) the Junior Lenders (as defined) (v) Credit Agricole CIB (formerly known as Calyon) as Agent (vi) Credit Agricole CIB (formerly known as Calyon) as Security Trustee (vii) Credit Agricole CIB (formerly known as Calyon) as Swap Provider; and (viii) Credit Agricole CIB (formerly known as Calyon) as KEIC Agent	17 March 2010

m.v.”Zenith Spirit”

5 First Priority Bahamas Ship Mortgage over m.v. “Zenith Spirit”	Zenith Spirit L.L.C.	06 January 2009

Schedule 1 : Disclosure Schedule

6 Deed of Covenants	(i) Zenith Spirit L.L.C. (ii) Agent	06 January 2009

7 Deed of Assignment	(i) Zenith Spirit L.L.C. (ii) Agent	06 January 2009

8 Notice of Assignment	Zenith Spirit L.L.C.	06 January 2009

9 Loss Payable Clause	Zenith Spirit L.L.C.	Undated

m.v.”Summit Spirit”

10 First Priority Bahamas Ship Mortgage over m.v. “Summit Spirit”	Summit Spirit L.L.C.	13 October 2008

11 Deed of Covenants	(i) Summit Spirit L.L.C. (ii) Agent	13 October 2008

12 Deed of Assignment	(i) Summit Spirit L.L.C. (ii) Agent	13 October 2008

13 Notice of Assignment	Summit Spirit L.L.C.	13 October 2008

14 Loss Payable Clause	Summit Spirit L.L.C.	Undated

Den Norske Bank $200MM Notional Amount 2.510% Interest Rate Swap

1 ISDA Master Agreement	(i) Den Norske Bank ASA (ii) Teekay Shipping Corproation	23 October 1995

2 Swap transaction revision letter	(i) DnB Nor Bank ASA (ii) Teekay Shipping Corproation	12 January 2011

B	Vessel Documents

(i)	m.t. AMERICAS SPIRIT timecharterparty dated 1 August 2001 between Teekay Chartering Ltd as disponent owners and ConocoPhillips Company (as novated from Emerald Shipping Corporation);

(ii)	m.t. AUSTRALIAN SPIRIT timecharterparty dated 1 August 2001 between Teekay Chartering Ltd as disponent owners and ConocoPhillips Company (as novated from Emerald Shipping Corporation);

Schedule 1 : Disclosure Schedule

(iii)	m.t. AXEL SPIRIT timecharterparty dated 1 November 2011 between Teekay Chartering Ltd as disponent owners and Statoil Shipping Inc.;

(iv)	m.t. GODAVARI SPIRIT timecharterparty dated 19 November 2010 between Teekay Chartering Ltd as disponent owners and Repsol YPF Trading Y Transporte, S.A.;

(v)	m.t. HUGLI SPIRIT timecharterparty dated 21 June 2010 between Hugli Spirit LLC and Caltex Australia Petroleum Pty Ltd and guaranteed by the Vendor;

(vi)	m.t. PINNACLE SPIRIT timecharterparty dated 21 September 2011 between Teekay Shipping Norway AS and Petroleo Brasileiro S.A.;

(vii)	m.t. SUMMIT SPIRIT timecharterparty dated 26 September 2011 between Teekay Shipping Norway AS and Petroleo Brasileiro S.A.;

(viii)	m.t. TEESTA SPIRIT timecharterparty dated 12 February 2008 between Teekay Chartering Ltd as disponent owners and ConocoPhillips Company;

(ix)	m.t. MAHANADI SPIRIT timecharterparty dated 20 February 2008 between Teekay Chartering Ltd as disponent owners and ConocoPhillips Company;

(x)	pool agreement dated 9 November 2010 between Tauris Tankers LLC, Teekay Chartering Ltd, Four Jolly S.P.A., LR2 Tanker Chartering GmbH & Co. KG and Interorient Navigation Co. Ltd; and

(xi)	pool agreement dated 1 February 2012 between Gemini Tankers LLC, Teekay Chartering Ltd, Keonig-Columbia Tankers Limited and Dimanond S Management LLC.

Schedule 2 : Disclosure Schedule

Schedule 2

Part I — The Interests Transfer Documents

49	Certificate of Limited Liability Interest of Godavari Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser.

50	Certificate of Limited Liability Interest of Axel Spirit Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser.

51	Certificate of Limited Liability Interest of Mahanadi Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

52	Certificate of Limited Liability Interest of Teesta Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

53	Certificate of Limited Liability Interest of Hugli Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

54	Certificate of Limited Liability Interest of Americas Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

55	Certificate of Limited Liability Interest of Australian Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

56	Certificate of Limited Liability Interest of Pinnacle Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

57	Certificate of Limited Liability Interest of Donegal Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

58	Certificate of Limited Liability Interest of Galway Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

59	Certificate of Limited Liability Interest of Limerick Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

60	Certificate of Limited Liability Interest of Summit Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser

61	Certificate of Limited Liability Interest of Zenith Spirit L.L.C., signed by its member, the Vendor and duly endorsed by the Vendor for transfer to the Purchaser.

Part II — ISDA Novation Document

An ISDA Novation Agreement pursuant to which the Vendor transfers by novation to the Purchaser all its the rights, liabilities duties and obligations relating to the existing Den Norske Bank $200MM Notional Amount 2.510% Interest Rate Swap agreement.

Schedule 3 : Warranties and Representations

Schedule 3

Warranties and Representations

2	The Companies and the Interests

(a)	Information

Each of the Companies are duly formed, organised and validly existing and in good standing under the laws of The Republic of the Marshall Islands. Each of the Companies have the requisite power and authority to own and operate their properties and assets and to carry on their businesses.

(b)	Title to Interests

The Interests constitute 100% of the issued capital of each of the Companies, the Vendor is the sole legal and beneficial owner of the Interests, and no claim has been made by any person to be entitled to any of them. The Interests have been duly authorized, properly allotted and validly issued and are fully paid, or credited as fully paid, and non-assessable. Save as Disclosed there is no Security Interest, option, conversion right, right to acquire, or other adverse interest, right, equity, claim or potential claim of any description on or over or affecting any of the Interests nor are there any agreements, arrangements or commitments to give or create any such Security Interest, right or claim, and no claim has been made by any person to be entitled to any.

(c)	No arrangements relating to share capital

None of the Companies have created or issued any shares or equity interests (other than the Interests). There is no agreement, arrangement, obligation or commitment (including an option or right of pre-emption or conversion) requiring or granting any person the right to require the creation, allotment, issue, transfer, redemption or repayment of, or creating or requiring the creation of any Security Interest over, or requiring the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares, equity or loan capital in any of the Companies (or any unissued shares, equity capital, loan capital or other securities of any of the Companies) now or at any time in the future, and none of the Companies have agreed to do or enter into any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

(d)	No capital reorganisation

None of the Companies have since their incorporation or formation:

(i)	made any issue of securities by way of capitalisation of profits or reserves (including share premium account and capital redemption reserve); or

(ii)	repaid, purchased or redeemed any shares of any class of their share capital or otherwise reduced their share capital or any class of it;

and have not agreed to do any of the foregoing (whether at the option of any other person or otherwise).

Schedule 3 : Warranties and Representations

(e)	No agreement/arrangement

Save as Disclosed, neither the Vendor nor any of the Companies are party to any agreement or arrangement concerning:

(i)	the transfer or disposal of the Interests or any interest therein or any restriction thereon or obligation relating thereto;

(ii)	the exercise of votes at meetings of the board of any of the Companies (if any) or of the holders of any class of Interests; or

(iii)	the right to appoint or remove any directors or officers of any the Companies (where applicable).

(f)	No Security Interest over assets

Save as Disclosed, there is no Security Interest (other than liens arising in the usual course of business consistent with past practices) affecting the whole or any material part of the assets of any of the Companies.

3	The Vendor

(a)	Capacity of Vendor

As regards the Vendor:

(i)	it has the requisite power and authority to enter into this Agreement and the Transaction Documents to which it is a party and perform all its obligations thereunder;

(ii)	this Agreement and the Transaction Documents to which it is a party constitute (or will constitute when executed) its legal, valid and binding obligations enforceable against it in accordance with their terms;

(iii)	it has the power and authority to absolutely and unconditionally sell and transfer the full legal and beneficial ownership in the Interests registered in its name to the Purchaser on the terms set out in this Agreement;

(iv)	the execution and delivery of this Agreement and the Transaction Documents and performance by it of the obligations thereunder do not and will not result in a breach of, or constitute any default under, any law or regulation, any order, judgement or decree by any court or governmental agency to which it is a party or by which it is bound, its Articles of Incorporation and Bylaws or any agreement to which it is a party;

(v)	all consents, licences, approvals and authorisations required by it in connection with this Agreement and the Transaction Documents to which it is a party and the transactions contemplated thereby have been obtained and are in full force and effect;

(vi)	no action, suit, proceeding, litigation or dispute against it or any member of the Vendor’s Group is presently taking place or pending or, to its knowledge, threatened that would or might reasonably be expected to inhibit its ability to perform its obligations under this Agreement and the Transaction Documents to which it is a party or that could materially and adversely affect the Interests; and

(vii)	in so far as it is a body corporate:

(A)	it is a body corporate duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated;

(B)	no Insolvency Event has occurred in relation to it and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

Schedule 3 : Warranties and Representations

(b)	Vendor/Companies relationship

Save as Disclosed, neither the Vendor, nor any member of the Vendor’s Group:

(i)	owe any indebtedness or other liability and which in aggregate exceeds $100,000 to any of the Companies whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety, and there is no such indebtedness or liability and which in aggregate exceeds $100,000 due or owing by any of the Companies to the Vendor, or any member of the Vendor’s Group and there is no guarantee or Security Interest in respect of any such indebtedness or liability outstanding;

(ii)	are party to any agreement, arrangement or understanding, other than this Agreement and the Transaction Documents, with any of the Companies or relating to any of the Companies or the Interests in which the Vendor, any member of the Vendor’s Group is or has been interested, whether directly or indirectly, and there is no agreement, arrangement or understanding to which any of the Companies are a party and in which the Vendor, or any member of the Vendor’s Group has or has had an interest, whether directly or indirectly; or

(iii)	is entitled to a claim of any nature against any of the Companies, or which individually does not exceed $100,000, or has assigned to any person the benefit of a claim against any of the Companies to which it would otherwise be entitled.

4	Agreements

(a)	Disclosure of Relevant Documents

Complete and accurate copies of all Relevant Documents (including all amendments and supplemental agreements relating thereto) have been provided to the Purchaser and all Relevant Documents are set out in the Disclosure Schedule.

(b)	Enforceability of and compliance with agreements

In relation to each Relevant Document:

(i)	the Vendor has no reason to believe that any of the Companies will be unable to complete and fulfil each of the Relevant Documents to which they are a party by the due date and in accordance with its terms;

(ii)	each of the Companies are in the possession or in the control of each Relevant Document to which they are a party;

(iii)	so far as the Vendor is aware, there are no written or oral agreements that derogate from the obligations of any person other than the Companies or increase the obligations of any of the Companies under the Relevant Documents to which they are a party;

(iv)	each Relevant Document has been validly executed by the relevant Company, is valid and subsisting, has not been terminated and is fully enforceable against that Company and, to the Vendor’s knowledge, the other parties to such agreement in accordance with its terms;

Schedule 3 : Warranties and Representations

(v)	none of such Relevant Documents are subject to a Security Interest granted or created by any of the Companies or any member of the Vendor’s Group other than under the terms of the Relevant Document;

(vi)	to the Vendor’s knowledge, there is no and has not been, at any time, any breach of, or any default in the performance of, the terms of any such Relevant Documents by any person other than the relevant Company nor are there any circumstances likely to give rise to such breach or default. None of the Companies have granted any time or indulgence, or waived any right, in relation to any Relevant Document to which they are a part and, in particular, but without prejudice to the generality of the foregoing, all amounts due and payable under such agreements have been duly paid in full on, or within a reasonable period of, the due date for payment of the same;

(vii)	so far as the Vendor is aware, each of the Companies have fulfilled all of its obligations and performed and observed all warranties, undertakings, covenants and agreements on its part to be fulfilled, performed and observed under each Relevant Document to which they are a party;

(viii)	no notice of any intention to terminate, repudiate, rescind, modify or disclaim any provision of any Relevant Document has been given by any of the Companies or, so far as the Vendor is aware, received from a person other than the Companies by the Companies in respect of any Relevant Document;

(ix)	so far as the Vendor is aware, each of the Companies have paid all Taxes, duties, imposts and other charges payable in respect of the Relevant Documents to which they are a party so far as such Taxes, duties, imposts and other charges fall upon each of the Companies and have become due and payable;

(x)	all necessary licences, approvals and consents required by any of the Companies prior to the entry into of each of the Relevant Documents and for their continuation were duly obtained and are subsisting and, to the Vendor’s knowledge, no circumstances have arisen that may lead to withdrawal or failure to renew, if applicable, of any such licence, approval or consent;

(xi)	there are no disputes or outstanding claims pending or, to the Vendor’s knowledge, threatened against any of the Companies under the Relevant Documents and, to the Vendor’s knowledge, no person is entitled to make, or has threatened to make, a claim against any of the Companies in respect of any representation, breach of condition or warranty or other express or implied term relating to any of the Relevant Documents and no matter exists that would or might enable a person other than the Companies themselves to make such a claim or raise a set-off, deduction, withholding or counterclaim in any action for breach of any Relevant Document or otherwise give any person other than the Companies the right to withhold or delay payment of any sum due from them under the terms of the Relevant Document or the performance of any of their obligations thereunder;

(xii)	so far as the Vendor is aware, no person (other than the parties to the Relevant Documents) has any rights (including any Security Interests) in respect of any such Transaction Documents or the assets the subject thereof;

(xiii)	the execution of this Agreement by the Vendor and the exercise of its rights and performance of its obligations under the Agreement does not constitute and will not result in any breach of any Relevant Document or other agreement or treaty to which the Vendor or any of the Companies are a party;

Schedule 3 : Warranties and Representations

(xiv)	the obligations expressed to be assumed by the Vendor in this Agreement are legal and valid obligations, binding on them in accordance with the terms of this Agreement and no limit on any of their powers will be exceeded as a result of the transaction contemplated by this Agreement or the performance by the Vendor, of its obligations herein; and

(xv)	so far as the Vendor is aware, no Insolvency Event has occurred in relation to any third party to any Relevant Documents.

(c)	No powers of attorney

There are in force no powers of attorney given by any of the Companies nor any other authority (express, implied or ostensible) given by any of the Companies to or in favour of any person (as agent or otherwise) to enter into any agreement, contract or commitment or to do anything on their behalf except as set out in the Disclosure Schedule. The Disclosure Schedule sets out details of all persons who have authority to bind each of the Companies in the ordinary course of their business.

(d)	Change of control

Neither the sale of the Interests hereunder nor any change in the management of any of the Companies as a result of this Agreement will:

(i)	entitle any person to modify or terminate any Relevant Document or other arrangement with any of the Companies;

(ii)	result in the breach by the Companies under any of the terms, conditions or provisions of any Relevant Document or other instrument to which any of the Companies are now a party;

(iii)	result in any present or future Indebtedness becoming due and payable or capable of being declared due and payable prior to its stated maturity; or

(iv)	entitle any person to receive from any of the Companies any finder’s fee, brokerage or other commission in connection with the sale of the Interests.

(e)	Offers and tenders

No offer or tender or similar arrangement given or made by any of the Companies is capable of giving rise to an agreement solely by the unilateral act of any person other than that Company.

(f)	Joint Ventures etc

The Companies do not and have not agreed to, act or carry on business in partnership with any other person and are not and have not agreed to act or become a member of any joint venture, consortium, corporate or unincorporated body, association or undertaking.

(g)	Competition/Anti-trust

None of the Companies are party to any practice, arrangement or agreement that infringes or is likely to require registration or notification under any relevant anti-trust or competition law.

Schedule 3 : Warranties and Representations

(h)	Restrictive practices

The Companies are not and have not been a party to any agreement, arrangement, understanding or practice restricting the freedom of any of the Companies to carry on the whole or any part of their business in any place in such manner as they think fit or to provide or take goods and/or services by such means and from and to such persons and into or from such places as they may from time to time think fit and/or to compete in any area or in any field or with any person.

(i)	Directors or Officers

The management of each of the Companies is vested exclusively in its members. The Vendor is, and the Purchaser or its nominee shall be upon the Closing, the sole member of each of the Companies with, in its capacity as sole member, authority to make all decisions and take all actions for each of the Companies as, in its sole discretion, it shall deem necessary and appropriate to enable each of the Companies to carry out any lawful activity, including but not limited to carrying on the acquisition, ownership, operation and disposition of oceangoing vessels. Notwithstanding its authority to do so as sole member of each of the Companies, save as Disclosed, the Vendor has not appointed or elected any individuals to officer positions of any of the Companies.

5	Financial Arrangements

(a)	Indebtedness

Save as Disclosed, the Companies do not have outstanding nor have they incurred or agreed to incur any Indebtedness (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, rate, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing).

(b)	Financing Arrangements

The sale by the Vendor and the purchase by the Purchaser of the Interests are subject to the Financing Arrangements. These arrangements are reflected in the documents relating to the Finance Arrangements that have been Disclosed.

(c)	Loans by the Companies

None of the Companies have made any loans to the Vendor, any member of the Vendor’s Group or any third party.

(d)	Debts

None of the Companies have factored any of their debts. There are no debts owing to any of the Companies.

(e)	No guarantee or Security Interests

Save as Disclosed, no guarantee or Security Interest has been given or entered into by any of the Companies or any third party in respect of Indebtedness or other obligations of any of the Companies and no guarantee or Security Interest has been given or entered into by any of the Companies in respect of any other person.

Schedule 3 : Warranties and Representations

(f)	No indemnities given by the Companies

The Companies are not responsible (including on a contingent basis) for the indebtedness, or for the default in the performance of any obligation, of any person nor are they party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any person.

(g)	Bank accounts

Details of all bank accounts of each of the Companies, and particulars of the balances of all of the Companies bank accounts as at a date not more than 2 (two) Business Days before the date of this Agreement, have been disclosed to the Purchaser, and none of the Companies have any other bank accounts. Since the date of such particulars, there have been no material payments out of any such bank accounts, except for routine payments in the ordinary course of business consistent with past practices.

(h)	Consents

All consents, approvals and authorisations required by it in connection with the Facility Agreements and all documents entered into in connection therewith in order to give effect to the terms of this Agreement have been obtained and are in full force and effect.

6	Assets, Liabilities and other Arrangements

(a)	No other assets and liabilities

None of the Companies have assets other than the relevant Vessel and none of the Companies have any liabilities other than those arising in connection with the Transaction Documents and as set forth in the Disclosure Schedule and, save for its obligations under the Transaction Documents, there are no agreements or arrangements to which any of the Companies are a party that increase the obligations of any of the Companies under the Transaction Documents or that create or include any other obligation that might be binding on any of the Companies.

(b)	Business activity

The only business activity of each of the Companies since incorporation or formation has been the acquisition, ownership, and operation of the relevant Vessel.

7	Properties

None of the Companies own, occupy or use any real property.

8	Insurance

Each of the Companies maintain the policies of insurance listed in the Disclosure Schedule and attached to the Disclosure Schedule, each of which is in full force and effect and, to the Vendor’s knowledge, not subject to being voided for any reason.

Schedule 3 : Warranties and Representations

9	Litigation and other Disputes

(a)	No proceedings

The Companies are not, and, to the Vendor’s knowledge, no director or officer of any of the Companies (in relation to each of the Company’s affairs or, if resolved in a manner adverse to such director or officer, could result in a materially adverse effect on any of the Company’s business) is, engaged in or a party to any dispute, litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency, nor are any of the foregoing pending or, to the Vendor’s knowledge, threatened or expected either against or by any of the Companies, and, to the Vendor’s knowledge, there is no fact or circumstance or any other form of written demand in existence that might give rise to the same, or form the basis of any criminal prosecution against any of the Companies.

(b)	No orders or judgements

There is no order, decree or judgement of any court, tribunal or any governmental agency of any country outstanding against any of the Companies or, to the Vendor’s knowledge, any person for whose acts any of the Companies may be vicariously liable, and, to the Vendor’s knowledge, there are no circumstances likely to give rise to vicarious liability of any of the Companies, and no injunction has been granted against any of the Companies.

(c)	No unlawful acts

The Companies have not committed, or been prosecuted for, any breach of a statutory or regulatory duty or any tortious or other criminal or unlawful or unauthorised act that could reasonably be expected to lead, or has led, to a claim for damages or an injunction or other order of a court or tribunal of competent jurisdiction being made against them, and there are no circumstances likely to give rise to such a breach or act.

10	Compliance with Legal Requirements

(a)	Compliance by each of the Companies

Each of the Companies has, so far as the Vendor is aware, complied and are continuing to comply in all material respects with all relevant legislation and regulations and guidelines in any part of the world applicable to them and/or their business and/or their assets.

(b)	Ultra vires

Each of the Companies are empowered and duly qualified to carry on business in all jurisdictions in which its present business is now carried on and has not entered into any ultra vires transaction.

(c)	Returns

All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Corporations in the Republic of the Marshall Islands by each of the Companies have been properly prepared and so filed or delivered.

(d)	Limited Liability Company Agreements

The Limited Liability Company Agreements of, and all resolutions passed by, each of the Companies and all other legal requirements concerning each of the Companies have been complied with. A copy of each of the Companies’ Limited Liability Company Agreements has been provided to the Purchaser, which are complete and accurate in all material respects, have attached thereto or incorporated therein copies of all resolutions and other documents required by law to be so attached or incorporated, and fully sets out the rights and restrictions attaching to the Interests.

Schedule 3 : Warranties and Representations

(e)	Books and records

The statutory books (including all registers and minute books whether electronic or otherwise), books of account and other statutory records of each of the Companies have been properly and accurately written up or maintained in accordance with all applicable laws and are up to date (but not including the date of the Agreement) and comprise complete and accurate records of all information required to record therein other than to the extent that they are not material to the business of that Company. None of the Companies have received any notice or allegation that any of the statutory books, books of accounts or other records of whatsoever kind of that Company are inaccurate or incomplete or should be rectified.

(f)	Company names

The Companies do not use or otherwise carry on business under any name other than their full corporate name. Each of the Companies have the full right to use their corporate name without restriction, and each of the Companies and the Vendor are not aware of any actual or threatened challenge to the use of those names or any of them in respect of the business of any of the Companies or any claim that any such use infringes any rights of any third party.

(g)	Consents and licences

Each of the Companies holds any and all licences (including statutory licences), permissions, authorisations, consents, registrations and exemptions required by that Company for the operation of its business as now carried on, and, to the Vendor’s knowledge, none of these is subject to revocation or cancellation for any reason.

(h)	No penalties or fines

None of the Companies nor any of their officers (or agents during the course of their duties) have committed or omitted to do any act or thing that has given or could give rise to a material claim, fine, penalty or other liability, at law or in equity, in respect of the physical or environmental condition of any of their fixed or moveable assets, real property or products.

(i)	No investigations and inquiries

No investigations, inquiries or reviews by or on behalf of any governmental or other body in respect of any of the Companies or their business or assets are pending or, to the Vendor’s knowledge, in existence or have been conducted or threatened, and there are no circumstances that might give rise to such investigation, inquiry or review.

11	Employment

The Companies do not, and have never had any employees and there are no arrangements (written or otherwise) under which remuneration or benefit or other sum whatsoever is paid or given to any person (including any officer or consultant of any of the Companies).

12	Taxation

(a)	Tax Residence

(i)	Each of the Companies are and have always been resident in The Marshall Islands for the purposes of Taxation and none of the Companies have ever been resident in any other country for the purposes of Taxation or treated as so resident for the purposes of any double taxation agreement.

Schedule 3 : Warranties and Representations

(ii)	None of the Companies have ever traded through a branch, agency or permanent establishment situated outside The Marshall Islands.

(iii)	No circumstances exist whereby a person not resident in The Marshall Islands is assessable and chargeable to tax in the name of any of the Companies.

(b)	Disclosures, Notices, Returns, Clearances and Records

(i)	All notices, reports, disclosures, accounts, computations, statements, assessments, registrations, de-registrations and any other information that ought to have been made or supplied by or in respect of any of the Companies for any Taxation purposes have been made or supplied on a proper basis, were punctually submitted, were accurate and complete when submitted and remain accurate and complete and are not the subject of any dispute, enquiry or investigation with any Taxation Authority, and, to the Vendor’s knowledge, there are no present circumstances that are likely to give rise to any such dispute, enquiry or investigation.

(ii)	No action has been taken by any of the Companies in respect of which any consent or clearance from any Taxation Authority was required except in circumstances where such consent or clearance was validly obtained, and no conditions were attaching thereto.

(iii)	Each of the Companies have made and submitted each claim, disclaimer, election, notice and consent to have been made and submitted, and details of all such claims, disclaimers, elections, notices and consents are set forth in the Disclosure Schedule.

(iv)	None of the Companies have ever been subject to any enquiry, visit, audit, investigation or discovery order by any Taxation Authority nor, to the Vendor’s knowledge, are there any circumstances existing that make it likely that any such enquiry, visit, audit, investigation or discovery order will be made in the next 12 months.

(v)	The Disclosure Schedule sets out details of all notices given by any Taxation Authority to or in relation to each of the Companies, the provisions of which remain in force.

(vi)	Each of the Companies have sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief that would arise upon a disposal or realisation on completion of each asset owned by each of the Companies before Closing.

(vii)	Except as set out in the Disclosure Schedule, each of the Companies Taxation affairs are not dependent on or subject to any concession, agreement or other formal or informal arrangement with any Taxation Authority.

(c)	All Tax Paid

(i)	All Taxation for which each of the Companies are liable and that ought to have been paid has been paid on a timely basis to the appropriate Taxation Authority.

(ii)	None of the Companies have paid, within the three years ending on the date of this Agreement, nor will become liable to pay, any interest, penalty, fine or surcharge to any Taxation Authority.

(iii)	None of the Companies have received from any Taxation Authority (and have not subsequently repaid to or settled with that Taxation Authority) any payment to which they were not entitled or any notice in which their liability to Taxation was understated.

Schedule 3 : Warranties and Representations

(d)	Stamp Duty

All documents that are in the possession of any of the Companies or under their control or to which that Company is a party and that attract stamp duty have been properly stamped, and that Company has duly paid all stamp duty to which they are, have been or may be made liable, and there is no liability for any penalty in respect of such duty nor, to the Vendor’s knowledge, are there any circumstances or transactions to which any of the Companies is or have been a party, which may result in any of the Companies becoming liable for any such penalty.

(e)	U.S. Tax Classification

Each of the Companies are classified for United States federal income tax purposes as a disregarded entity pursuant to Treas. Reg. Section 301.7701-3 which results in the acquisition of the property and assets that constitute a business for US tax purposes. Neither the Vendor nor any of the Companies will take any action to change the U.S. federal income tax classification of any of the Companies.

13	Miscellaneous

(a)	No broker’s fees

No one is entitled to receive from any of the Companies any finder’s fee, brokerage, or other commission in connection with the purchase of the Interests.

(b)	Effect of entering into this Agreement

Compliance with the terms of this Agreement or Closing does not and will not:

(i)	conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of:

(A)	any agreement or instrument to which any of the Companies are now a party, including the Transaction Documents; or

(B)	each of the Companies’ Limited Liability Agreement or give rise to or cause to become exercisable any right of pre-emption or right of first refusal; or

(C)	any loan to or mortgage created by any of the Companies or any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character to which any property of any of the Companies are subject or by which any of the Companies are bound;

(ii)	result in any present or future Indebtedness becoming due or capable of becoming due and payable prior to its stated maturity;

(iii)	relieve any other party to an agreement or arrangement with any of the Companies, including the Transaction Documents, of its obligations thereunder (whether contractual or otherwise) or enable it to vary or terminate its rights or obligations thereunder or determine any right or benefit enjoyed by any of the Companies or to exercise any right, whether under an agreement with, or otherwise in respect of, any of the Companies;

Schedule 3 : Warranties and Representations

(iv)	result in the creation or imposition of any Security Interest on any assets of any of the Companies;

(v)	cause any of the Companies to lose the benefit of any right or privilege it presently enjoys;

(vi)	cause any person who normally does business with any of the Companies not to continue to do so on the same basis as previously; or

(vii)	cause any licence or authority necessary or desirable for the continuation of any of the Companies respective businesses to be determined or not renewed or continued or renewed on less favourable terms.

(c)	Accurate information provided

All information given by the Vendor or any member of the Vendor’s Group or officials or professional advisers of any of the Companies or the Vendor to any of the directors, officials or professional advisers of the Purchaser in the course of negotiations leading to this Agreement, taken as a whole, was, when given, and remains and will at Closing be true and accurate in all material respects, and there is no matter or fact that has not been disclosed to the Purchaser that renders any such information untrue or misleading in any material respect.

(d)	Disclosure Schedule etc. accurate

All information contained in the Disclosure Schedule is true, complete and accurate in all respects and nothing has been omitted and, there is no matter or fact, which renders any such information untrue, inaccurate, incomplete or misleading in any material respect.

(e)	All information disclosed

All information relating to each of the Companies that the Vendor knows or should reasonably know and that is material to be known by the Purchaser in the context of the sale of the Interests has been disclosed to the Purchaser and, to the best of the knowledge, information and belief of the Vendor, there are no other facts or matters undisclosed to the Purchaser that could reasonably be expected to have a material adverse effect on any of the Companies or the Interests.

14	Insolvency

(a)	No Insolvency event

No Insolvency Event has occurred in relation to any of the Companies and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event.

15	The Vessels

(a)	Vessel Commitments

In relation to the Vessels:

(i)	each Vessel is properly registered in the name of the relevant Company under and pursuant to the flag and law of the Bahamas and all fees due and payable in connection with such registration have been paid;

Schedule 3 : Warranties and Representations

(ii)	each Vessel is entered with Det Norske Veritas (or another classification society of like standing) and has the highest classification rating issued by such society for a vessel of the type, age and class of that Vessel;

(iii)	each Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if any Vessel is in a port, they are in such condition that they can not be detached by any port state authority or the flag state authority for any deficiency;

(iv)	each Vessel is owned free of all maritime liens, encumbrances and mortgages except those that have been Disclosed in the Disclosure Schedule and accepted by the Purchaser and the terms of any charters that continue beyond the Closing Date, mortgages and loan documents do not prohibit the sale of any of the Companies;

(v)	each Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, are in good operating order, condition and repair and are seaworthy and all repairs made to any of the Vessels during the last two years and all known scheduled repairs due to be made and all know deficiencies have been Disclosed in the Disclosure Schedule;

(vi)	none of the Vessels are:

(A)	under arrest or otherwise detained;

(B)	other than in the ordinary course of business, in the possession of any person (other than their master and crew) or subject to a possessory lien; or

(C)	other than in the ordinary course of business, subject to any other lien;

(vii)	each Vessel complies in all material respects with all laws, the requirements of any government agency having jurisdiction over any Vessel, the provisions of all international conventions and the provisions of the rules and regulations issued under international conventions applicable to that Vessel;

(viii)	each Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the flag of that Vessel or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations; and

(ix)	no blacklisting or boycotting of any description whatsoever has been applied or currently exists against or in respect of any Vessel.

(b)	The Charters

(i)	m.t. AMERICAS SPIRIT timecharterparty dated 1 August 2001 between Teekay Chartering Ltd as disponent owners and ConocoPhillips Company (as novated from Emerald Shipping Corporation);

(ii)	m.t. AUSTRALIAN SPIRIT timecharterparty dated 1 August 2001 between Teekay Chartering Ltd as disponent owners and ConocoPhillips Company (as novated from Emerald Shipping Corporation);

Schedule 3 : Warranties and Representations

(iii)	m.t. AXEL SPIRIT timecharterparty dated 1 November 2011 between Teekay Chartering Ltd as disponent owners and Statoil Shipping Inc.;

(iv)	m.t. GODAVARI SPIRIT timecharterparty dated 19 November 2010 between Teekay Chartering Ltd as disponent owners and Repsol YPF Trading Y Transporte, S.A.;

(v)	m.t. HUGLI SPIRIT timecharterparty dated 21 June 2010 between Hugli Spirit LLC and Caltex Australia Petroleum Pty Ltd and guaranteed by the Vendor;

(vi)	m.t. PINNACLE SPIRIT timecharterparty dated 21 September 2011 between Teekay Shipping Norway AS and Petroleo Brasileiro S.A.;

(vii)	m.t. SUMMIT SPIRIT timecharterparty dated 26 September 2011 between Teekay Shipping Norway AS and Petroleo Brasileiro S.A.;

(viii)	m.t. TEESTA SPIRIT timecharterparty dated 12 February 2008 between Teekay Chartering Ltd as disponent owners and ConocoPhillips Company;

(ix)	m.t. MAHANADI SPIRIT timecharterparty dated 20 February 2008 between Teekay Chartering Ltd as disponent owners and ConocoPhillips Company;

In each case as amended and supplemented from time to time.

In relation to the Charters:

(x)	each Vessel has been delivered by its owners for service under and in accordance with the terms and conditions of the relevant Charter;

(xi)	each Charter has been validly executed by the parties thereto and is in full force and effect;

(xii)	no amendment or modification has been made to the terms of the Charters save as Disclosed; and

(xiii)	it is represented and warranted that notwithstanding any statement to the contrary in any Charter no consents from charterers are required in respect of the change of ownership of the “Owner” under each Charter.

(c)	The Suezmax Pool Agreement

In relation to the Pool Agreement:

(i)	the m.v. “Zenith Spirit” has been delivered by Zenith Spirit L.L.C for service under and in accordance with the terms and conditions of the Suezmax Pool Agreement;

(ii)	the Suezmax Pool Agreement has been validly executed by the parties thereto and is in full force and effect; and

(iii)	no amendment or modification has been made to the terms of the Suezmax Pool Agreement and the terms of the Suexmax Pool Agreement are in substantially the same form as Disclosed.

Schedule 3 : Warranties and Representations

(d)	The Taurus Pool Agreement

In relation to the Taurus Pool Agreement:

(i)	the m.v. “Galway Spirit”, m.v. “Limerick Spirit” and m.v. “Donegal Spirit” have been delivered by Galway Spirit L.L.C, Limerick Spirit L.L.C. and Donegal Spirit L.L.C., respectively, for service under and in accordance with the terms and conditions of the Taurus Pool Agreement;

(ii)	the Taurus Pool Agreement has been validly executed by the parties thereto and is in full force and effect; and

(iii)	no amendment or modification has been made to the terms of the Taurus Pool Agreement and the terms of the Taurus Pool Agreement are in substantially the same form as Disclosed.

Schedule 4 : The Vessels

Schedule 4

The Vessels

Vessel	“GODAVARI SPIRIT”
Built	2004

Yard	Hyundai Heavy Industries, Ulsan, Korea

Class	Lloyd’s Register

Flag	Malta

Place of Registration	Valletta

Call sign	9HA2743

IMO (Registration) No.	9286229

Grt/Nrt	81074/51751

Vessel	“AXEL SPIRIT”
Built	2004

Yard	Kyungnan, Republic of Korea

Class	DNV

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6FY5

IMO (Registration) No.	9282041

Grt/Nrt	62929/34548

Schedule 4 : The Vessels

Vessel	“MAHANADI SPIRIT”
Built	2000

Yard	Onomichi, Japan

Class	Lloyd’s Register

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6WJ8

IMO (Registration) No.	9221683

Grt/Nrt	28539/12385

Vessel	“TEESTA SPIRIT”
Built	2004

Yard	Ulsan, Korea

Class	LRS

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6WK3

IMO (Registration) No.	9283722

Grt/Nrt	29242/11926

Vessel	“HUGLI SPIRIT”
Built	2005

Yard	Ulsan, Korea

Class	LRS

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6WJ5

IMO (Registration) No.	9283784

Grt/Nrt	29242/11926

Schedule 4 : The Vessels

Vessel	“AMERICAS SPIRIT”
Built	2003

Yard	Ulsan, Republic of Korea

Class	DNV

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6FW2

IMO (Registration) No.	9247443

Grt/Nrt	63213/33416

Vessel	“AUSTRALIAN SPIRIT”
Built	2004

Yard	Ulsan, Republic of Korea

Class	DNV

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6FW3

IMO (Registration) No.	9247455

Grt/Nrt	63213/33416

Schedule 4 : The Vessels

Vessel	“PINNACLE SPIRIT”
Built	2008

Yard	Geoje, Korea

Class	Lloyds

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6WZ5

IMO (Registration) No.	9385192

Grt/Nrt	81732/51287

Vessel	“DONEGAL SPIRIT”
Built	2006

Yard	Ulsan, Republic of Korea

Class	DNV

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6VE7

IMO (Registration) No.	9312846

Grt/Nrt	57325/32621

Vessel	“GALWAY SPIRIT”
Built	2006

Yard	Ulsan, Korea

Class	DNV

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6VE8

IMO (Registration) No.	9312858

Grt/Nrt	57325/32621

Schedule 4 : The Vessels

Vessel	“LIMERICK SPIRIT”
Built	2007

Yard	Ulsan, Republic of Korea

Class	DNV

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6VF3

IMO (Registration) No.	9312860

Grt/Nrt	57325/32621

Vessel	“SUMMIT SPIRIT”
Built	2008

Yard	Geoje, Korea

Class	LRS

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6WZ6

IMO (Registration) No.	9404833

Grt/Nrt	81732/51287

Schedule 4 : The Vessels

Vessel	“ZENITH SPIRIT”
Built	2009

Yard	Geoje, Korea

Class	LRS

Flag	Bahamas

Place of Registration	Nassau

Call sign	C6WZ7

IMO (Registration) No.	9404845

Grt/Nrt	81732/51287

Schedule 5

The Consideration Formula

(USD 000s)

	Class	Steel FMV	FMV Charter	FMV Debt Adjustment	Guarantee Fees	Upfront Loan Costs	Loan transfer cost	Net Price	Drawn Assumed	Net Cash Cost
Godavari Spirit	Suezmax	35,250	766	2,581	0	221		38,818	51,304	-12,486
Axel Spirit	Aframax	26,500	328	1,859	0	159		28,846	36,956	-8,110
Mahanadi Spirit	MR	14,375	2,141	1,269	0	109		17,893	25,218	-7,325
Teesta Spirit	MR	19,750	1,722	1,400	0	120		22,991	27,826	-4,834
Hugli Spirit	MR	21,750	2,223	1,444	0	124		25,540	28,696	-3,156
Americas Spirit	Aframax	23,125	3,383	635	264	99	100	27,607	21,956	5,651
Australian Spirit	Aframax	26,000	3,706	635	264	99	100	30,804	21,956	8,848
Pinnacle Spirit	Suezmax	47,375	2,124	2,735	1,151	99	35	53,519	35,000	18,519
Donegal Spirit	LR2	32,250		804	175	81		33,310	22,952	10,358
Galway Spirit	LR2	35,250		804	178	81		36,314	23,618	12,696
Limerick Spirit	LR2	35,250		804	181	81		36,316	23,618	12,698
Summit Spirit	Suezmax	47,375	2,109	6,317	1,265	248	13	57,327	53,745	3,582
Zenith Spirit	Suezmax	50,250		6,317	1,315	257	14	58,154	55,254	2,899
Swap								-13,263		-13,263

Total Purchase Price		$414,500	$18,500	$27,605	$4,794	$1,777	$262	$454,176	$428,098	$26,078

Final Purchase Price—June 15, 2012		$454,176
Less: Debt Assumed		($428,098)
Less: Shares Issued to TKC		($25,000)
Net Cash Due to TKC		$1,078

EXECUTION PAGE

Executed by TEEKAY CORPORATION acting by Peter Evensen, its President and Chief Financial Officer	) ) ) )

Executed by TEEKAY TANKERS LTD. acting by Bruce Chan, its Chief Executive Officer	) ) ) )

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT is entered into on, and effective as of, June 15, 2012, between Teekay Corporation, a Marshall Islands corporation (“Teekay”) and Teekay Tankers Ltd., a Marshall Islands corporation (“TNK”).

R E C I T A L S

1. Teekay and TNK are parties to the Purchase Agreement dated as of June 15, 2012 (the “Purchase Agreement”) entered into in connection with the sale of thirteen oil tankers and product tankers from TK to TNK and pursuant to which such parties evidenced their understandings with respect to various matters set forth therein.

2. The Parties desire to enter into this Agreement to evidence their understanding with respect to the various matters set forth herein and as a condition to the closing of the transactions contemplated by the Purchase Agreement.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles II and III, with respect to (a) those business opportunities that the Teekay Entities (as defined herein) will not pursue during the applicable period set forth in this Agreement and (b) the procedures whereby such business opportunities are to be offered to the TNK Group (as defined herein) and accepted or declined.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Accepted Assets” has the meaning given such term in Section 3.1(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Agreement” means this Noncompetition Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 4.5 hereof.

“Break-up Costs” means the aggregate amount of any and all costs to the Teekay Entities that would be required to transfer Conventional Tanker Assets acquired by the Teekay Entities as part of a larger transaction to a TNK Entity pursuant to Article III.

NONCOMPETITION AGREEMENT

“Business Day” means a day (other than a Saturday or Sunday) on which banks in New York are open for the transaction of normal banking business (other than solely for trading and settlement in Dollars).

“control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Conventional Tanker Assets” means crude oil tankers and product tankers and related charters, including Newbuild Conventional Tanker Assets but excluding any Offshore Assets.

“Conventional Tanker Restricted Business” has the meaning given such term in Section 2.1.

“Exempt Assets” means the vessels listed in Appendix A of this Agreement.

“Fully-Built-Up Cost” means, with respect to a Conventional Tanker Asset to be acquired or leased (pursuant to a capitalized lease obligation) by a TNK Group Member, the aggregate amount of all expenditures incurred, at cost, up to the date of sale to TNK. For greater certainty, if the Accepted Asset is a Green Tanker, it is understood that Fully-Built-Up Cost shall include a reasonable allocation of all of the costs incurred by Teekay in designing and developing the Green Tanker, including business development costs associated with marketing the One Spirit tanker design to customers to gain their acceptance of such design.

“Green Tanker” means the “One Spirit” energy efficient ship design developed by Teekay.

“Negotiation Period” has the meaning given such term in Section 3.1(e).

“Newbuild Conventional Tanker Assets” means any Conventional Tanker newbuilding project that a Teekay Entity undertakes.

“Offer” has the meaning given such term in Section 3.1(b).

“Offshore Assets” means (a) dynamically-positioned shuttle tankers (including dynamically-positioned shuttle tankers that operate in conventional crude oil tanker trades), (b) floating storage and offtake units, (c) floating production, storage and offloading units and (d) related charters or contracts of affreightment.

“Parties” means the parties to this Agreement and their successors and permitted assigns.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Purchase Agreement” has the meaning given to such term in Recital 1.

NONCOMPETITION AGREEMENT

“Teekay” is defined in the introduction to this Agreement.

“Teekay Entities” means Teekay and any Person managed or controlled, directly or indirectly, by Teekay other than the TNK Entities.

“TNK” is defined in the introduction to this Agreement.

“TNK Conflicts Committee” means the Conflicts Committee of the board of directors of TNK.

“TNK Entities” means TNK and any Person controlled, directly or indirectly, thereby.

“TNK Notice” has the meaning given such term in Section 3.1(d).

ARTICLE II

CONVENTIONAL TANKER RESTRICTED BUSINESS OPPORTUNITIES

2.1 Conventional Tanker Restricted Businesses. Except as permitted by Section 2.2, each of the Teekay Entities shall be prohibited from engaging in or acquiring (including through in-chartering) or investing in any business that owns, operates or charters Conventional Tanker Assets (each a “Conventional Tanker Restricted Business”) for a period of three years from the date of this Agreement.

2.2 Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, the Teekay Entities may engage in the following activities under any of the following circumstances:

(a) the ownership, operation and/or chartering of any of the Exempt Assets;

(b) the ownership, operation and/or chartering of any Conventional Tanker Assets that any Teekay Entity acquires after the date of this Agreement if the Teekay Entity has offered TNK the opportunity for TNK to purchase such Conventional Tanker Assets in accordance with the procedures set forth in Section 3.1 and TNK, with the approval of TNK’s Conflicts Committee, has elected not to cause any TNK Entity to purchase such Conventional Tanker Assets;

(c) the ownership, operation and/or chartering of Conventional Tanker Assets that are subject to an Offer as described in Section 3.1 pending TNK’s determination pursuant to Section 3.1 whether to purchase the Conventional Tanker Assets and, if TNK’s Conflicts Committee determines to cause a TNK Group Member to purchase such Conventional Tanker Assets, pending the closing of such purchase;

(d) the provision by Teekay Entities of ship management services relating to a Conventional Tanker Restricted Business; or

(e) (i) the acquisition of up to a 9.9% equity ownership, voting or profit participation interest in any publicly traded Person (other than TNK) that engages in a Conventional Tanker Restricted Business and is not controlled, managed or operated by Teekay, (ii) the acquisition of up to 50% equity ownership, voting or profit participation interest in any Person (other than TNK) that engages no more than the lesser of 20% of its assets or $100 million in a Conventional Tanker Restricted Business or (iii) any investment by any Teekay Entity in Teekay GP L.L.C., Teekay LNG Partners L.P., Teekay Offshore GP L.L.C. or Teekay Offshore Partners L.P.

NONCOMPETITION AGREEMENT

ARTICLE III

BUSINESS OPPORTUNITIES PROCEDURES

3.1 Procedures. (a) In the event that, prior to the third anniversary of this Agreement, a Teekay Entity proposes to enter into a contract (i) to acquire any then existing Conventional Tanker Asset either directly or through the acquisition of a Person that owns the existing Conventional Tanker Asset or (ii) for the construction of any Newbuild Conventional Tanker Asset; then, not later than the date that Teekay intends to enter into a contract described in 3.1(a)(i) or 3.1(a)(ii) above (in any case, not later than Teekay management seeks approval from its Board of Directors for same), Teekay shall notify TNK in writing (the “Offer”) of such acquisition (or proposed acquisition) and offer TNK the opportunity to purchase such Conventional Tanker Assets (the “Offered Assets”), which shall include a pro-rata allocation of any Newbuild Conventional Tanker Asset purchase options offered by a shipyard in connection with the contract described in 3.1(a)(ii), which option allocation shall be at no additional cost to TNK other than, upon exercise of such an option on a Green Tanker, a reasonable allocation of all of the costs incurred by Teekay in designing and developing the Green Tanker, including business development costs associated with marketing the One Spirit tanker design to customers to gain their acceptance of such design.

(b) The purchase price for any Offered Assets pursuant to Section 3.1(a) above shall be (i) the Offered Assets’ fair market value (plus any Break-up Costs), in the case of Section 3.1(a)(i), or (ii) the Offered Assets’ Fully-Built-Up Cost, in the case of Section 3.1(a)(ii).

(c) The Offer shall set forth the purchase price for the Offered Assets and other commercially reasonable proposed terms relating to the purchase of the Offered Assets by TNK, including any liabilities to be assumed by TNK as part of the Offer.

(d) Concurrently with or as soon as practicable after the Offer is made, Teekay will deliver to TNK all information prepared by or on behalf of or in the possession of Teekay relating to the Offered Assets and reasonably requested by TNK. As soon as practicably required by the nature of the specific transaction (which shall be reasonably identified by Teekay in the Offer), but in any event, no less than 10 Business Days after receipt of such notification, TNK shall notify Teekay in writing (the “TNK Notice”) that either:

(i) TNK (with the concurrence of the TNK Conflicts Committee) has elected not to purchase (or not to cause any TNK Entity to purchase) such Offered Assets (or any portion of such Offered Assets), in which event the Teekay Entities shall, subject to the other terms of this Agreement, be forever free to continue to own, operate and charter such Offered Assets TNK has elected not to purchase (or not to cause any TNK Entity to purchase), or to sell, in whole or in part, such Offered Assets to any third party on such terms and conditions as Teekay, in its sole discretion, determines; or

NONCOMPETITION AGREEMENT

(ii) TNK (with the concurrence of the TNK Conflicts Committee) has elected to purchase (or to cause any TNK Entity to purchase) such Offered Assets (or any portion of such Offered Assets) (such Offered Assets TNK elects to purchase or to cause any other TNK Entity to purchase being the “Accepted Assets”), whereupon, TNK will have the obligation to purchase the Accepted Assets for the fair market value (plus any Break-up Costs) or Fully-Built-Up Cost, as applicable, as soon as commercially practicable, provided, however, that any outstanding disagreement between TNK and Teekay on the terms of the proposed purchase, including the determination of fair market value (plus any Break-up Costs) or Fully-Built-Up Cost, shall be settled following the procedures set forth in Section 3.1(e) below and which may, if required for commercial expediency, be settled between Teekay and TNK after TNK enters into a purchase agreement or newbuilding contract with a third party vendor or shipyard.

(e) If Teekay and TNK are unable to agree on the fair market value (plus any Break-up Costs) or the Fully-Built-Up Cost, as applicable, of the Accepted Assets or on any other terms of the Offer during the 15 day period after receipt by Teekay of the TNK Notice (the “Negotiation Period”), Teekay and TNK will engage an independent ship broker and/or an independent investment banking firm prior to the end of the Negotiation Period to determine the fair market value (plus any Break-up Costs) or the Fully-Built-Up Cost, as applicable, of the Accepted Assets and/or the other terms on which Teekay and TNK are unable to agree. In determining the fair market value (plus any Break-up Costs) or the Fully-Built-Up Cost of the Accepted Assets and other terms on which the Accepted Assets are to be sold, the ship broker or investment banking firm, as applicable, will have access to the proposed sale and purchase values and terms for the Offer submitted by Teekay and TNK, respectively, and to all information prepared by or on behalf of Teekay relating to the Accepted Assets and reasonably requested by such ship broker or investment banking firm. Such ship broker or investment banking firm will determine the fair market value (plus any Break-up Costs) or Fully-Built-Up Cost of the Accepted Assets and/or the other terms on which Teekay and TNK are unable to agree within 30 days of its engagement and furnish Teekay and TNK its determination. The fees and expenses of the ship broker or investment banking firm, as applicable, will be divided equally between Teekay and TNK.

3.2 Scope of Prohibition. If any Teekay Entity engages in a Conventional Tanker Restricted Business pursuant to any of the exceptions described in Section 2.2, such Teekay Entity may not subsequently expand that portion of its business other than pursuant to the exceptions contained in such Sections 2.2. Except as otherwise provided in this Agreement, each Party and its Affiliates shall be free to engage in any business activity whatsoever, including those that may be in direct competition with the other Party and its Affiliates.

3.3 Enforcement. Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in Article II or this Article III, and that any breach by any such Party of its covenants and agreements set forth in Article II or this Article III would result in irreparable injury to such other Parties. Each Party further agrees and acknowledges that any other Party may, in addition to the other remedies which may be available to such other Party, file a suit in equity to enjoin such Party from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Article II and this Article III.

NONCOMPETITION AGREEMENT

3.4 Notifications. Teekay agrees to provide TNK reasonable notice of any transactions it is actively contemplating or pursuing that involve Conventional Tanker Assets that would be subject to TNK’s rights under Article II or Article III.

3.5 New Venture Investments. In the event that, prior to the third anniversary of this Agreement, a Teekay Entity proposes to establish or acquire any equity ownership, voting or profit participation interest in any Person (other than TNK) that will invest in Green Tankers, then, not later than the earlier of the date that is 30 days before the date that Teekay is scheduled to make such investment and the date that Teekay management seeks approval from its Board of Directors for such investment, Teekay shall notify TNK in writing of such proposed investment and offer TNK the opportunity to invest in the new venture up to a level sufficient to control the venture, at a purchase price equal to fair market value, and such notification shall to be treated as an “Offer” and such offered interest shall be treated as “Offered Assets” for the purposes of the procedures set forth in sections 3.1(c), (d) and (e) above, which shall apply to the Parties. After a Teekay Entity has made a controlling investment in a Person described in this Section 3.5, such Person shall become a “Teekay Entity” for the purposes of this Agreement, and shall be required, inter alia, to follow the business opportunities procedures set forth in Article III of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of New York, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another jurisdiction. Each party hereby submits to the jurisdiction of the state and federal courts located in the State of New York and to venue in New York, New York.

4.2 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by private-courier, prepaid, or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below such party’s signature to this Agreement, or at such other address as such party may stipulate to the other parties in the manner provided in this Section.

NONCOMPETITION AGREEMENT

4.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

4.4 Waiver; Effect of Waiver or Consent. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto or (b) waive compliance with any agreement or condition contained herein. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the party or parties to be bound thereby; provided, however, that TNK may not, without the prior approval of TNK’s Conflicts Committee, agree to any extension or waiver of this Agreement that, in the reasonable discretion of TNK, will adversely affect the holders of Class A common shares of TNK. No waiver or consent, express or implied, by any party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

4.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that (a) TNK may not, without the prior approval of TNK’s Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of TNK, will adversely affect the holders of Class A common shares of TNK.

4.6 Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

4.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

4.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

4.9 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

NONCOMPETITION AGREEMENT

4.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

4.11 Withholding or Granting of Consent. Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

4.12 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any applicable law, statute, rule or regulation.

4.13 Negotiation of Rights of Teekay, Assignees, and Third Parties. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no shareholder of Teekay and no shareholder of TNK shall have the right, separate and apart from Teekay or TNK, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

NONCOMPETITION AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Noncompetition Agreement on, and effective as of, the date first set forth above.

TEEKAY CORPORATION

By:	/s/ Peter Evensen
Name: Peter Evensen Title: President and Chief Executive Officer

Address for Notice:

Suite No. 1778 48 Par-la-Ville Road Hamilton, HM 11 Bermuda Telecopier: 441 292 3931

TEEKAY TANKERS LTD.

By:	/s/ Bruce Chan
Name: Bruce Chan Title: Chief Executive Officer

Address for Notice:

Suite No. 1778 48 Par-la-Ville Road Hamilton, HM 11 Bermuda Telecopier: 441 292 3931

NONCOMPETITION AGREEMENT

SIGNATURE PAGE

APPENDIX A

EXEMPT ASSETS

VESSEL NAME	VESSEL TYPE	TEEKAY ENTITIES’ INTEREST
Shenlong Spirit	Suezmax	100% owned by Teekay
Tainlong Spirit	Suezmax	100% owned by Teekay
Jiaolong Spirit	Suezmax	100% owned by Teekay
Dilong Spirit	Suexmax	100% owned by Teekay
Cape Bastia	Suezmax	In-chartered by Teekay until 25-Jun-12 (plus 3 one-year extension options)
TH Symphony	Aframax	In-chartered by Teekay until 02-Jun-12
Stavanger Prince	LR2	In-chartered by Teekay until 28-Jun-12
Star Lady	Aframax	In-chartered by Teekay until 23-Jun-12
Cape Bonny	Suezmax	In-chartered by Teekay until 17-Sep-12 (plus three one-year extension options)
Orkney Spirit	Aframax	In-chartered by Teekay until 17-Feb-13
Tandara Spirit	MR	In-chartered by Teekay until 28-Apr-13 (plus 2 one-year extension options)
Bahamas Spirit	Aframax	In-chartered by Teekay until 31-Dec-13 (plus 1 three-year extension option)
Kiowa Spirit	Aframax	In-chartered by Teekay until 31-Dec-13 (plus 1 three-year extension option)
Koa Spirit	Aframax	In-chartered by Teekay until 31-Dec-13 (plus 1 three-year extension option)
Sentinel Spirit	Aframax	In-chartered by Teekay until 14-Jan-18
Constitution Spirit	Aframax	In-chartered by Teekay until 15-Jan-18
Torben Spirit	Aframax	100% owned by Teekay Offshore Partners L.P.
Gotland Spirit	Aframax	100% owned by Teekay Offshore Partners L.P.
Poul Spirit	Aframax	100% owned by Teekay Offshore Partners L.P.
Hamane Spirit	Aframax	100% owned by Teekay Offshore Partners L.P.
Fuji Spirit	Aframax	100% owned by Teekay Offshore Partners L.P.
SPT Explorer	Aframax	100% owned by Teekay Offshore Partners L.P.
SPT Navigator	Aframax	100% owned by Teekay Offshore Partners L.P.
Kilimanjaro Spirit	Aframax	100% owned by Teekay Offshore Partners L.P.
Leyte Spirit	Aframax	100% owned by Teekay Offshore Partners L.P.
Luzon Spirit	Aframax	100% owned by Teekay Offshore Partners L.P.
Tenerife Spirit	Suezmax	Leased by Teekay LNG Partners L.P. with a purchase obligation
Algeciras Spirit	Suezmax	Leased by Teekay LNG Partners L.P. with a purchase obligation
Huelva Spirit	Suezmax	Leased by Teekay LNG Partners L.P. with a purchase obligation
Teide Spirit	Suezmax	Leased by Teekay LNG Partners L.P. with a purchase obligation

NONCOMPETITION AGREEMENT

APPENDIX A

Toledo Spirit	Suezmax	Leased by Teekay LNG Partners L.P. with a purchase obligation
African Spirit	Suezmax	100% owned by Teekay LNG Partners L.P.
European Spirit	Suezmax	100% owned by Teekay LNG Partners L.P.
Asian Spirit	Suezmax	100% owned by Teekay LNG Partners L.P.
Bermuda Spirit	Suezmax	100% owned by Teekay LNG Partners L.P.
Hamilton Spirit	Suezmax	100% owned by Teekay LNG Partners L.P.
Alexander Spirit	Product Tanker	100% owned by Teekay LNG Partners L.P.

Chartered-in Conventional Tanker Assets set forth on this Appendix A shall be deemed Exempt Assets for the duration of their existing time-charter-in contracts, including any extension options existing as of the date of the Noncompetition Agreement.

For Conventional Tanker Assets owned by Teekay LNG Partners L.P. or Teekay Offshore Partners L.P. and set forth on this Appendix A, any Replacement Assets for such vessels also shall be deemed Exempt Assets. “Replacement Assets” means any Aframax or Suezmax oil tankers or Handymax product tanker, as applicable, that replaces any such comparable Conventional Tanker Asset set forth on this Appendix A upon (a) the actual or constructive total loss (or the agreed or compromised total loss) of such Exempt Asset; (b) the destruction of such Exempt Asset; (c) the damage to such Exempt Asset to an extent as shall make repair thereof uneconomical or shall render such Exempt Asset permanently unfit for normal use (other than obsolescence); or (d) the condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Exempt Asset that shall not be revoked within six months.

Any Conventional Tanker Assets not owned by a Teekay Entity but managed by a Teekay Entity in any of the Gemini Suezmax Tanker Pool, the Teekay Aframax Pool or the Taurus Product Tanker Pool, shall be deemed Exempt Assets.

NONCOMPETITION AGREEMENT

APPENDIX A

MANAGEMENT AGREEMENT

AS AMENDED

THIS MANAGEMENT AGREEMENT, dated as of December 18, 2007, and amended as of May 7, 2009, September 21, 2010 and January 1, 2011, is entered into between TEEKAY TANKERS LTD. (the “Company”), a corporation formed under the laws of the Republic of The Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960, and TEEKAY TANKERS MANAGEMENT SERVICES LTD. (the “Manager”), a company formed under the laws of the Republic of The Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands, MH96960.

RECITALS

A. Teekay Corporation recently formed the Company in anticipation of the Company’s initial public offering (the “Public Offering”) of shares of its Class A Common Stock, par value $0.01 per share (“Class A Common Shares”).

B. In connection with the Public Offering, Teekay Corporation has caused or is causing to be transferred to the Company the IPO Vessels (as defined below).

C. In order to ensure that the Company has access to adequate commercial, technical, administrative and strategic services with respect to the IPO Vessels, other vessels it may acquire and its business, the Company desires to engage the Manager to provide, directly or indirectly, such services to the Company, and the Manager desires to provide such services to the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Certain Definitions

In this Agreement, including the recitals hereto, unless the context requires otherwise, the following terms shall have the respective meanings set forth below:

“Accounting Referee” has the meaning ascribed to such term in Section 8.3.

“Administrative Services” has the meaning ascribed to such term in Section 4.

“Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the Person in question, and “Affiliate” means any one of them.

“Agreement” means this Management Agreement, as the same may be amended or modified from time to time.

“Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.

“Approved Budget” has the meaning ascribed to such term in Section 4.4(c).

“Board of Directors” means the board of directors of the Company, as the same may be constituted from time to time.

“Books and Records” means all books of accounts and records, including tax records, sales and purchase records, vessel records, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of the Company with respect to the Vessels or the Tanker Business (whether or not in written, printed, electronic or computer printout form).

“Business Day” means a day other than a Saturday, Sunday or statutory holiday on which the banks in Vancouver, British Columbia are required to close.

“Cash Available for Distribution” means net income (loss) plus depreciation and amortization, unrealized losses from derivatives, non-cash items and any write-offs or other non-recurring items less unrealized gains from derivatives and net income attributable to the historical results of vessels acquired by the Company from Teekay Corporation, prior to their acquisition by the Company, for the period when these vessels were owned and operated by Teekay Corporation.

“Change of Control” has the meaning ascribed to such term in Section 10.5.

“Charter” means a charter party agreement between a Company Group Member and any Person that relates to any of the Vessels (including any voyage or spot charters), and “Charters” means all such charter party agreements.

“Charterers” means ConocoPhillips Company, Eiger Shipping SA, SABIC Hydrocarbons BV, Skaugen PetroTrans, Inc. and such other Persons that have entered or enter into, or assumed or assume the obligations under, by novation or otherwise, a Charter with a Company Group Member, and “Charterer” means any one of them.

“Chief Executive Officer” means the chief executive officer of the Company.

“Chief Financial Officer” means the chief financial officer of the Company.

“Class A Common Shares” has the meaning ascribed to such term in the recitals to this Agreement.

“Class B Common Shares” means shares of the Company's Class B Common Stock, par value $0.01 per share.

“Commercial Management Services” has the meaning ascribed to such term in Section 3.2.

“Commercial Management Services Fee” has the meaning ascribed to such term in Section 8.1.

“Common Shares” means, collectively, the Class A Common Shares and the Class B Common Shares.

“Company” means Teekay Tankers Ltd. and any successor company permitted under this Agreement.

“Company Breach” has the meaning ascribed to such term in Section 10.4(b).

“Company Group” means the Company and its Subsidiaries.

“Company Group Member” means any member of the Company Group.

“Company Indemnified Persons” has the meaning ascribed to such term in Section 9.4.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who was (a) a member of the Board of Directors immediately after the completion of the Public Offering or (b) nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Public Offering or whose nomination or election was previously so approved.

“Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of December 18, 2007, among Teekay Corporation, Teekay Holdings Limited and the Company, as the same may be amended or modified from time to time.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Costs and Expenses” has the meaning ascribed to such term in Section 8.1.

“Credit Facilities” means the credit facility agreements listed below, as the same may be amended or modified from time to time, and any and all other credit facilities or other financing facilities entered into by the Company with respect to the Tanker Business or the Vessels, including any replacement facilities: (a) Secured Credit Agreement dated December 17, 2003, among the borrowers party thereto (including, among others, Erik Spirit L.L.C. and Matterhorn Spirit L.L.C.) and The Export-Import Bank of Korea, Fortis Capital Corp. and the other lenders party thereto and (b) the Secured Facility Agreement dated November 28, 2007, among the borrowers party thereto (including, among others, Everest Spirit Holding L.L.C., Falster Spirit Holding L.L.C., Kanata Spirit Holding L.L.C., Kareela Spirit Holding L.L.C., Kyeema Spirit Holding L.L.C., Nassau Spirit Holding L.L.C. and Sotra Spirit Holding L.L.C.) and the lenders party thereto and Nordea Bank Finland PLC, as Agent and Security Trustee.

“Crew” means the master, officers, employees and other crew members of a Vessel.

“Crew Employment and Support Expenses” means all Employment Expenses of the Crew and all expenses of a general nature that are not particularly connected to any individual member of the Crew or any individual Vessel that are incurred for the purpose of providing Crew Management Services and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, study pay, recruitment and interviews.

“Crew Insurances” means insurances against crew risks, including death, sickness, repatriation, injury, shipwreck, unemployment indemnity and loss of personal effects.

“Crew Management Services” has the meaning ascribed to such term in Section 3.3.

“Designated Representative” and “Designated Representatives” each have the meaning ascribed to such terms in Section 11.1.

“Dispute” has the meaning ascribed to such term in Section 11.1.

“Dividend” means any cash dividend paid by the Company on all outstanding Common Shares, other than any Liquidating Dividends.

“Draft Budget” has the meaning ascribed to such term in Section 4.4(a).

“Employment Expenses” means all costs, expenses, liabilities and obligations related to or incurred in respect of employment, including salaries, fees, wages, incentive pay, gratuities, bonuses, vacation pay, holiday pay, other paid leave, overtime, standby pay, sick pay, workers' compensation contributions or costs, benefits and related costs, statutory contributions and remittances, pension plan contributions and costs, recruitment costs, Severance Costs, payroll and accounting costs, training and education costs, discounts, meals, accommodation, administrative costs, travel costs, perquisites, relocation expenses and uniform expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Vice President” means any executive vice president of the Company.

“Existing Ownership Group” means Teekay Corporation and all Affiliates thereof.

“Fiscal Quarter” means a fiscal quarter for the Company or, in the case of the fiscal quarter ending December 31, 2007, the portion of such fiscal quarter between the date of this Agreement and the commencement of the next fiscal quarter.

“Fiscal Year” means the fiscal year of the Company, being the twelve-month period ending December 31.

“Force Majeure Event” has the meaning ascribed to such term in Section 12.3.

“GAAP” means generally accepted accounting principles consistently applied in the United States.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency (including the SEC), any tribunal, labor relations board, commission or stock exchange (including the New York Stock Exchange), and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Initial Term” has the meaning ascribed to such term in Section 10.1.

“Insurances” has the meaning ascribed to such term in Section 3.4.

“IPO Vessels” means the vessels set out in Schedule A to this Agreement as of the date hereof and prior to any amendment of Schedule A, and “IPO Vessel” means any one of such Vessels.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization by resolution A.741(18), as the same may have been or may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization, as the same may have been or may be amended or supplemented from time to time.

“Legal Action” means any action, claim, complaint, demand, suit, judgment, investigation or proceeding, pending or threatened, by any Person or before any Governmental Authority.

“Lenders” means the lenders, facility agent, security trustee, swap banks, swap agent or other financial institution contemplated by any of the Credit Facilities.

“License” and “Licenses” each have the meaning ascribed to such terms in Section 3.1(p).

“Liquidating Dividend” means any dividend or other distribution in respect of any Common Shares paid in connection with the liquidation, dissolution, bankruptcy or winding up of the Company, any merger of the Company or any sale or other conveyance of all or substantially all the assets of the Company.

“Losses” means losses, expenses, costs, liabilities and damages, excluding lost profits and consequential damages, but including interest charges, penalties, fines and monetary sanctions.

“Management Services” means, collectively, the Technical Services, the Administrative Services and the Strategic Services.

“Management Services Fee” has the meaning ascribed to such term in Section 8.1.

“Manager” means Teekay Tankers Management Services Ltd. or any successor thereof permitted in accordance with this Agreement.

“Manager Breach” has the meaning ascribed to such term in Section 10.3(a).

“Manager Indemnified Persons” has the meaning ascribed to such term in Section 9.3.

“Manager Misconduct” has the meaning ascribed to such term in Section 9.1(a).

“Manager's Personnel” means all individuals who are employed by or have entered into consulting arrangements with the Manager or any subcontractor under Section 2.3, other than the Crew.

“Mediator's Report” has the meaning ascribed to such term in Section 11.2(c).

“Other Financing Agreements” has the meaning ascribed to such term in Section 4.2(c).

“Parties” means the Company and the Manager, and “Party” means either one of them.

“Performance Fee” has the meaning ascribed to such term in Section 8.5(a).

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, Governmental Authority or other entity.

“Pooling Arrangement” means any formal vessel pooling arrangement in which any Vessels participate under which an Affiliate of the Manager collects a commercial management fee.

“Pre-delivery Purchases and Expenses” has the meaning ascribed to such term in Section 5.4.

“Pre-delivery Services” has the meaning ascribed to such term in Section 5.3.

“Public Offering” has the meaning ascribed to such term in the recitals to this Agreement.

“Questioned Items” has the meaning ascribed to such term in Section 4.4(b), and “Questioned Item” means any of them.

“Renewal Term” has the meaning ascribed to such term in Section 10.2.

“SEC” means the United States Securities and Exchange Commission.

“Severance Costs” means the termination or severance liabilities, costs and expenses that employers are legally obliged to provide or pay to or in respect of their employees, or the compensation or damages owed in lieu of such liabilities, costs and expenses, as a result of the termination of any employment.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping to Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

“Stores and Equipment” means the stores, spares, lubricating oil, supplies and equipment that customarily are considered part of a Tanker for which a buyer would ordinarily reimburse a seller on the sale of such Tanker, and does not include consumables that are not of incremental value to the Tanker.

“Strategic Opportunity” has the meaning ascribed to such term in Section 5.1.

“Strategic Services” has the meaning ascribed to such term in Section 5.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Persons Controlled by such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Person Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more Persons Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Persons Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tanker Assets” means Tankers and any assets that are customarily owned or operated in conjunction with Tankers, in each case that are encompassed within the definition of the Tanker Business.

“Tanker Business” means the Company's business of owning, operating and/or chartering or re-chartering Tankers to other Persons and any other lawful act or activity customarily conducted in conjunction therewith.

“Tankers” means, collectively, conventional oil tankers and product tankers.

“Technical Services” has the meaning ascribed to such term in Section 3.

“Term” means the Initial Term and any Renewal Term, in each case subject to any early termination of this Agreement as permitted herein.

“Termination Payment” means an amount of cash equal to the aggregate Performance Fees payable for the five full Fiscal Years immediately preceding the date of its determination; provided, however, that if the amount of the Termination Payment is to be determined in connection with termination of this Agreement prior to December 31, 2012, the Termination Payment shall be calculated by multiplying the aggregate Performance Fees payable for the completed full Fiscal Years under this Agreement immediately preceding the date of such determination by a fraction, the numerator of which is five and the denominator of which is the number of such completed full Fiscal Years.

“Vessels” means the vessels owned by the Company or any of its Subsidiaries from time to time as set out in Schedule A, as the same may be amended from time to time in accordance with Section 2.8, and "Vessel" means any one of such vessels.

“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

“Warehousing Service” has the meaning ascribed to such term in Section 5.2.

1.2 Construction

In this Agreement, unless the context requires otherwise:

(a) references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of a law or regulation include any corresponding provisions of any succeeding law or regulation;

(b) references to money refer to legal currency of the United States;

(c) the word “including” when following any general term or statement shall not be construed as limiting the general term or statement to the specific matter immediately following the word "including" or to similar matters, and the general term or statement shall be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement;

(d) words importing the singular include the plural and vice versa, and words importing gender include all genders; and

(e) a reference to an “approval,” “authorization,” “consent,” “notice” or “agreement” means an approval, authorization, consent, notice or agreement, as the case may be, in writing.

1.3 Headings

All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

2. ENGAGEMENT OF MANAGER

2.1 Engagement

The Company hereby engages the Manager to provide, upon the Company's request, the Management Services specified herein and, subject to the terms hereof, to manage each Vessel for and on behalf of the relevant Company Group Member, and the Manager hereby accepts such engagement, all in accordance with the terms of this Agreement. The Company and the Manager each acknowledge that to the extent set out in this Agreement, the Manager is acting solely on behalf of, as agent of and for the account of, the relevant Company Group Member. The Manager shall advise Persons with whom it deals on behalf of the relevant Company Group Member that it is conducting such business for and on behalf of such Company Group Member.

2.2 Powers and Duties of the Manager

The Manager has the power and authority to take such actions on its own behalf or on behalf of the relevant Company Group Member as it from time to time considers necessary or appropriate to enable it to perform its obligations under this Agreement, subject to customary oversight and supervision of the Company, its Board of Directors and its executive officers. The Manager shall use its best efforts to provide the Management Services hereunder in a commercially reasonable manner and in accordance with customary ship management practice and with the care, diligence and skill that a prudent manager of vessels such as the Vessels would possess and exercise, except that the Manager in the performance of its management responsibilities under this Agreement may have regard to its overall responsibility in relation to all vessels as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, the Manager may allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Manager, acting reasonably, considers to be fair and reasonable.

2.3 Ability to Subcontract

The Manager may subcontract any of its duties and obligations hereunder to provide Management Services to any of its Affiliates without the consent of the Company and may subcontract its duties and obligations hereunder to provide Management Services to Persons that are not Affiliates with the prior written consent of the Company; provided, however, that the Manager may subcontract with Unicom Management Services (Cyprus) Ltd., which is not an Affiliate of the Manager, for technical management of the Nassau Spirit Vessel without the further consent of the Company. In the event of any subcontract by the Manager, the Manager shall promptly notify the Company thereof and shall remain fully liable for the due performance of its obligations under this Agreement.

2.4 Outside Activities

The Company acknowledges that the Manager and its Affiliates may have business interests and engage in business activities in addition to those relating to the Company Group, for their own respective accounts and for the accounts of other Persons. The Manager and its Affiliates may undertake activities that may compete with the activities of the Company Group.

2.5 Exclusive Appointment

The Company acknowledges that the appointment of the Manager hereunder is an exclusive appointment for the Term. The Company shall not appoint other managers with respect to the Vessels or the Tanker Business during the Term, except in circumstances in which it is necessary to do so in order to comply with Applicable Law or as otherwise agreed by the Manager in writing. Notwithstanding the foregoing, this Section 2.5 shall not prohibit the Company from having its own employees perform Management Services nor shall it prohibit other Affiliates of Teekay Corporation (or its successors) from providing Commercial Management Services to Vessels under the Teekay Pool Agreement.

2.6 Authority of the Parties

Each Party represents to the other that it is duly authorized with full power and authority to execute, deliver and perform its obligations under this Agreement. The Company represents that the engagement of the Manager has been duly authorized by the Company and is in accordance with all governing documents of the Company.

2.7 Inspection of Books and Records

At all reasonable times and on reasonable notice, any Person authorized by the Company may inspect, examine, copy and audit the Books and Records of the Company kept by the Manager pursuant to this Agreement.

2.8 Changes to Vessels subject to this Agreement

A list of Vessels subject to this Agreement as of the date hereof is set forth on Schedule A attached hereto. Unless otherwise agreed to by the Parties, all Tankers the Company may add to its fleet after the date hereof shall become subject to the engagement under this Agreement. The Company, with reasonable notice to the Manager, may remove any Vessel from the engagement under this Agreement, provided that the Manager is being engaged to manage such Vessel under a separate agreement with the Company or the Manager otherwise consents to such removal. Notwithstanding the provisions of this Section 2.8, a Vessel shall automatically be removed from engagement under this Agreement upon a sale or, unless otherwise agreed to by the Parties, a total loss of such Vessel, and the Company may sell any Vessel subject to the engagement under this Agreement at any time in its sole discretion. Upon any addition of a Vessel to this engagement or any removal of a Vessel from this engagement, the Parties shall amend Schedule A to reflect such change.

3. TECHNICAL SERVICES

Subject to Section 9.2, the Manager shall provide to the Company the services described in this Section 3 (collectively, the “Technical Services”).

3.1 Technical Vessel Management Services

Commencing with the acquisition of each Vessel by any Company Group Member, the Manager shall provide all usual and customary technical vessel management services with respect to the operation of such Vessel, including the following:

(a) supervising the day-to-day operation, maintenance, safety and general efficiency of the Vessel to ensure the seaworthiness and maintenance condition of the Vessel;

(b) arranging for, supervising and paying for general and routine repairs, alterations and maintenance of the Vessel;

(c) purchasing the necessary stores, spares, lubricating oil, supplies and equipment (other than such equipment as is covered by Section 9.2) for the operation of such Vessel;

(d) appointing such surveyors, supervisors, technical consultants and other support for the Vessel on behalf of the relevant Company Group Member as the Manager may consider from time to time to be necessary;

(e) providing technical and shore-side support for the Vessel and attending to all other technical matters necessary for the operation of the Vessel;

(f) handling of the Vessel while in ports or transiting canals, either directly or by use of vessel agents, unless otherwise handled by the Charterer;

(g) procuring and arranging for port entrance and clearance, pilots, vessel agents, consular approvals, and other services necessary or desirable for the management and safe operation of the Vessel, unless otherwise procured or arranged by the Charterer;

(h) preparing, issuing (or causing to be issued) to shippers customary freight contracts, cargo receipts and bills of lading, unless prepared, issued or arranged for by the Charterer;

(i) performing all usual and customary duties relating to the loading and discharging of cargoes at all ports, unless performed by the Charterer;

(j) arranging for the prompt dispatch of the Vessel from loading and discharging ports in accordance with the instructions of the Charterer and for transit through canals;

(k) subject to Section 4.5(b), arranging for employment of counsel and the investigation, follow-up and negotiation of the settlement of all claims arising in connection with the operation of the Vessel;

(l) paying all ordinary charges incurred in connection with the management of the Vessel, including canal tolls, port charges, any amounts due to any Governmental Authority with respect to the Crew and all duties and taxes in respect of cargo or freight (whether levied against the Vessel or the Company), unless otherwise paid by the Charterer;

(m) promptly upon the Company’s request, reporting to the Company the Vessel’s movement, position at sea, arrival and departure dates, and major casualties and damages received or caused by the Vessel;

(n) informing the Company promptly of any release or discharge of oil or other hazardous material not in compliance with Applicable Laws;

(o) upon the Company’s request, providing the Company with a copy of any vessel inspection reports, valuations, surveys, insurance claims and other similar reports prepared by ship brokers, valuators, surveyors, classification societies or insurers; and

(p) arranging and paying for any and all licenses, permits, franchises, registrations and similar authorizations of any Governmental Authority that are necessary and used in the operation of the Vessel (each a “License” and, collectively, the “Licenses”).

3.2 Commercial Management Services

Commencing with the acquisition of each Vessel by any Company Group Member and subject to Section 2.5, the Manager shall provide all usual and customary commercial management services with respect to such Vessel, including the following (collectively, the “Commercial Management Services”):

(a) marketing and promoting the Vessel;

(b) identifying, negotiating and securing Charterers and Charters and other employment for the Vessels for and on behalf of the relevant Company Group Member;

(c) monitoring proper payment to any Company Group Member or its nominee of all hire and freight revenues or other moneys of whatsoever nature arising out of the employment of the Vessel or otherwise in connection with the Vessel to which the Company or any Company Group Member may be entitled;

(d) providing voyage estimates and accounts and calculating and invoicing of hire, freights, demurrage and dispatch moneys due from or due to the Charterers of the Vessel;

(e) administering the Charters; and

(f) taking all other actions relating to commercial management of the Vessel as the Manager deems necessary to fulfill its obligations under this Agreement.

3.3 Crew Management Services

Commencing with or, to the extent reasonably necessary for the provision of the Crew Management Services in an efficient manner, prior to the acquisition of each Vessel by a Company Group Member, the Manager shall provide all usual and customary crew management services in respect of such Vessel and shall manage all aspects of the employment of the Crew, including the following (collectively, the “Crew Management Services”):

(a) procuring, supervising and managing suitably qualified Crew, which in the opinion of the Manager is required for the Vessel in accordance with the STCW 95 requirements;

(b) recruiting, selecting, hiring and engaging the Vessel's Crew, and arranging and paying all compensation and administering payroll arrangements, pensions and other benefits and insurance for the Crew (including processing all claims);

(c) ensuring that the Applicable Laws of the flag of the Vessel and all places where the Vessel trades are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations, including any statutory withholding tax requirements and social insurance requirements;

(d) ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements and, in the absence of applicable flag state requirements, the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and shall be maintained for the duration of their service on board the Vessel;

(e) ensuring that the Crew have command of the English language at a sufficient standard to enable them to perform their duties effectively and safely;

(f) arranging for all transportation (including repatriation), board and lodging for the Crew as and when required at rates and types of accommodations as are customary in the industry;

(g) attending to and supervising the training, discipline, discharge and other terms and conditions of employment of the Crew;

(h) conducting all union negotiations for and on behalf of the Company pursuant to Section 4.5(c);

(i) administering the Company’s and the Manager’s drug and alcohol policies in respect of the Crew;

(j) ensuring that any concerns of the Charterer with respect to the master or any of the officers or other members of the Crew are appropriately investigated in a timely manner, communicating the results of such investigations to the Charterer and the Company and, if such concerns are well-founded, ensuring that any appropriate remedial actions are promptly taken;

(k) keeping and maintaining full and complete records of any labor agreements that may be entered into with the Crew and reporting to the Company reasonably promptly after notice or knowledge thereof is received of any change or proposed change in labor agreements or other regulations relating to the Crew;

(l) negotiating the settlement of all wages with the Crew during the course of and upon termination of their employment;

(m) handling all details and negotiating the settlement of any and all claims of the Crew including those arising out of accidents, sickness, death, loss of personal effects, disputes under articles or contracts of enlistment, policies of insurance and fines;

(n) keeping and maintaining all administrative and financial records relating to the Crew as required by Applicable Law and any applicable labor or collective agreements of the Company or the Manager, and promptly rendering to the Company any and all reports when, as and in such form as reasonably requested by the Company; and

(o) performing any other function in connection with the Crew as may be reasonably requested by the Company from time to time.

3.4 Insurance

The Manager shall obtain, purchase and maintain insurance for each Vessel for and on behalf of the relevant Company Group Member against physical damage, total loss, third party liability and other risks normally insured against in accordance with industry practice, including the following (collectively with any additional insurances required under the Credit Facilities, the “Insurances”):

(a)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(b)	protection and indemnity risks (including pollution risks and Crew Insurances); and

(c)	war risks (including protection and indemnity and crew risks);

each in accordance with the customary practice of prudent owners of vessels of a similar type to each Vessel, with insurance companies, underwriters or associations in amounts and on terms that are in accordance with industry practice, and in any event, are no less than the market value of the Vessel (and in the case of protection and indemnity coverage, entered for the Vessel’s full gross tonnage). Notwithstanding the foregoing, the Manager shall not obtain, purchase or maintain off-hire insurance for the Vessels unless requested by the Company.

The Manager shall procure for and on behalf of the Company any such additional insurance required under the Credit Facilities, including, as applicable, arranging for any of the Lenders thereto being named as “loss payee” or “additional insured” in accordance with the terms of the Credit Facilities.

The Manager shall pay on behalf of the relevant Company Group Member all premiums and calls on the Insurances promptly and in any event by their due date. The Manager shall cooperate with the Company’s insurers and underwriters with respect to the investigation or settlement of claims by the relevant Company Group Member or any third party under the Insurances, including taking necessary steps to have repairs contemplated in Section 9.2(a) covered by the applicable insurance policy or policies.

3.5 Drydocking, Repairs and Improvements

Subject to Section 9.2, the Manager shall arrange and pay for and supervise the drydockings, repairs, alterations and maintenance of each Vessel to the standards required to ensure that such Vessel will comply, in all material respects, with the laws of the flag of such Vessel and of the jurisdictions where such Vessel trades and all requirements and recommendations of the applicable classification society. Notwithstanding the foregoing and subject to this Section 3.5, the Manager shall pay only for the costs and expenses associated with normally scheduled drydockings and general and routine repairs, maintenance and alterations of the Vessels. The Company shall make available to the Manager sufficient funds for such other drydockings, repairs, alterations and maintenance as described in Section 9.2.

3.6 Regulatory Compliance Services

The Manager shall operate and maintain the Vessels, and take all actions necessary to ensure that each Vessel is, in compliance with all Applicable Laws, including the laws of the applicable flag each Vessel may bear, the Applicable Laws of the countries to which the Vessels trade and with the requirements of the relevant classification society, the ISM Code and the ISPS Code.

4. ADMINISTRATIVE SERVICES

The Manager shall provide to the Company the services described in this Section 4 (collectively, the “Administrative Services”).

4.1 Accounting and Records

The Manager shall, on behalf of the Company, establish an accounting system, including the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures, and maintain Books and Records, with such modifications as may be necessary to comply with Applicable Laws. The Books and Records shall contain particulars of receipts and disbursements relating to the Company’s assets and liabilities and such Books and Records shall be kept pursuant to normal commercial practices that will permit financial statements to be prepared for the Company in accordance with GAAP. The Books and Records shall be the property of the Company but shall be kept at the Manager’s primary office or such other place as the Company and the Manager may mutually agree. Upon expiry or termination of this Agreement, all of the Books and Records shall be provided to the Company or a new manager pursuant to Section 10.6(e).

4.2 Reporting Requirements

The Manager shall prepare and deliver to the Chief Executive Officer and the Chief Financial Officer the following reports:

(a) a quarterly report to be delivered within 45 days of the end of each Fiscal Quarter setting out the interim financial results of the Company for such quarter and for the applicable Fiscal Year through the end of such Fiscal Quarter;

(b) a draft of the reports, certificates, documents and other information required under the Credit Facilities and any other financing arrangements of the Company (“Other Financing Agreements”) to be delivered at least two Business Days prior to their required delivery to the Lenders or lenders under Other Financing Agreements;

(c) as and when requested by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer, draft reports regarding financial and other information required in connection with Applicable Laws (including annual and other reports that may be required to be filed under the Exchange Act and all other Applicable Laws); and

(d) as and when reasonably requested by the Company from time to time, such other reports with respect to financial and other information of the Company.

4.3 Financial Statements and Tax Returns

At the instruction of the Chief Financial Officer, the Manager shall prepare for review by the Chief Financial Officer and the Audit Committee of the Board of Directors the following:

(a) within 45 days of the end of each Fiscal Quarter, unaudited financial statements of the Company for such Fiscal Quarter, to be reviewed by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company;

(b) within 90 days of the end of each Fiscal Year, financial statements of the Company for such Fiscal Year, to be audited by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with all Subsidiaries of the Company; and

(c) tax returns for the Company and all of its Subsidiaries required to be filed by Applicable Laws.

Notwithstanding the foregoing, in the event that the Company shall cease to be a foreign private issuer, the Manager shall provide to the Company the financial statements referred to in clauses (a) and (b) above within such periods as shall be required for the Company to comply with any reporting requirements under the Exchange Act or other similar applicable laws and regulations.

In addition, the Manager shall attend to the time calculation and payment of all taxes payable by the Company. At the instruction of the Chief Financial Officer, the Manager shall cause the Company’s external accountants to review the Company’s unaudited financial statements, audit the Company’s annual financial statements and finalize tax returns. The Manager shall make available to the Company’s accountants the relevant Books and Records for the Company and shall assist the accountants in otherwise preparing the relevant financial statements and tax returns.

4.4 Budgets and Corporate Planning

(a) Draft Budgets

On or before November 30 of each year, the Manager, in consultation with the Chief Executive Officer and the Chief Financial Officer, shall prepare and submit to the Board of Directors a detailed draft budget for the next Fiscal Year in a format acceptable to the Board of Directors and generally used by the Manager, which shall include: (1) a statement of estimated revenue and expenses, including Costs and Expenses; and (2) a proposed budget for capital expenditures, repairs and alterations, including proposed expenditures in respect of drydockings, together with an analysis as to when and why such expenditures, repairs and alterations may be required (the “Draft Budget”).

(b) Process for Finalizing the Draft Budget

For a period of twenty (20) days after receipt of the Draft Budget, the Board of Directors may request further details and submit written comments on the Draft Budget. If, after reviewing the Draft Budget, the Company does not agree with any term thereof, the Company shall, within the same twenty (20) day period, give the Manager notice of such disagreements and terms (the “Questioned Items”) and a proposal for resolution of each such Questioned Item. The Company and the Manager shall endeavor to resolve any such differences between them with respect to the Questioned Items. In resolving any Questioned Item, the Company and the Manager shall consider, among other things, the Company's obligations under any relevant Charters, the Credit Facilities and the Other Financing Agreements.

(c) Approved Budget

By December 31 of the relevant Fiscal Year, the Manager shall prepare and deliver to the Company a revised budget that has been approved by the Board of Directors (the “Approved Budget”). However, the Company acknowledges that the Approved Budget is only an estimate of the performance of the Vessels and the Manager makes no assurance, representation or warranty that the actual performance of the Vessels in the applicable Fiscal Year will correspond to the estimates contained in the Approved Budget for such Fiscal Year. The Parties acknowledge that any projections contained in the Approved Budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the control of the Parties.

(d) Amendments to Approved Budget

The Manager may, from time to time, in any Fiscal Year propose amendments to the Approved Budget upon at least fifteen (15) days prior notice to the Company, in which event the Company shall have the right to approve the amendments in accordance with the process set out in Section 4.4(b), with the relevant time periods being amended accordingly and provided that any Questioned Items are resolved within forty-five (45) days of receipt of the notice by the Company. Whenever, due to circumstances beyond the reasonable control of the Manager, emergency expenditures are required to ensure that any Vessels are operated and maintained as required under any applicable Charters, the Manager may make such emergency expenditures and reasonably request prompt reimbursement thereof, to the extent that such items are the responsibility of the Company, including pursuant to Sections 5.4 and 9.2, even if such expenditures are not included or reflected in the Approved Budget.

4.5 Legal and Securities Compliance Services

(a) Responsibilities of the Manager

The Manager shall assist the Company with the following items, whether or not related to any of the Vessels:

(i) ensuring that the Company is in compliance with all Applicable Laws, including all relevant securities laws and the rules and regulations of the SEC, The New York Stock Exchange and any other securities exchange upon which the Company’s securities are listed;

(ii) arranging for the provision of advisory services to the Company with respect to the Company’s obligations under applicable securities laws in the United States and arranging for compliance with all disclosure and reporting obligations under applicable securities laws, including the preparation for review, approval and filing by the Company of reports and other documents with the SEC and all other applicable regulatory authorities;

(iii) maintaining the Company’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters;

(iv) conducting investor relations functions on behalf of the Company; provided, however, that nothing herein shall permit or authorize the Manager to determine the content of any communications by the Company to its stockholders; and

(v) adjusting and negotiating settlements, with or on behalf of claimants or underwriters, of any claim, damages for which are recoverable under insurance policies.

(b) Administration and Settlement of Legal Actions

If any Legal Action is commenced against or is required to be commenced in favor of any Company Group Member or any of the Vessels, the Manager shall arrange for the commencement or defense of such Legal Action, as the case may be, in the name of, on behalf of and at the expense of the Company Group Member, including retaining and instructing legal counsel, investigating the substance of the Legal Action and entering pleadings with respect to the Legal Action. The Manager shall assist the Company in administering and supervising any such Legal Actions and shall keep the Company advised of the status thereof. The Manager may settle any Legal Action on behalf of a Company Group Member where the amount of settlement is less than $50,000 with the approval of the Chief Executive Officer and the Chief Financial Officer and, in excess of such amount, with the approval of the Board of Directors.

(c) Labor Relations Proceedings

For Legal Actions in favor of or against any Company Group Member that relate to labor relations or employment proceedings, strikes or collective bargaining, the Manager shall represent the Company Group Member in any such labor relations or employment proceedings and shall undertake any labor relations or employment negotiations in respect of any of the Vessels or any Company Group Member on behalf of such Company Group Member, should such representation or negotiations be required, with such labor organization or other Person that becomes lawfully entitled to represent the Crew. The Manager shall keep the Company advised of the progress of any such labor relations proceedings or negotiations. The Manager may enter into collective bargaining agreements and other labor or employment agreements and any material amendments thereto; provided, however, that such agreements and amendments must be approved by the Board of Directors if the terms and conditions of any such agreements or amendments are inconsistent, in a material and adverse way to the Company Group Member, with other collective bargaining agreements concerning or in respect of the Crew.

(d) Interaction with Regulatory Authorities

Notwithstanding anything in this Section 4 or otherwise, the Manager shall not act for or on behalf of the Company in its relationships with regulatory authorities except to the extent specifically authorized by the Company from time to time.

4.6 Bank Accounts

(a) Administration by Manager

The Manager shall oversee banking services for the Company and shall establish in the name of the Company an operating account, a retention account and such other accounts with such financial institutions as the Company may request. The Manager shall administer and manage all of the Company’s cash and accounts, including making any deposits and withdrawals reasonably necessary for the management of its business and day-to-day operations. The Manager shall promptly deposit all moneys payable to the Company and received by the Manager into a bank account held in the name of the Company.

(b) Payments from Operating Account

On or about the date of this Agreement, the Company shall transfer or shall arrange to transfer sufficient funds representing any prepaid charter hire for the IPO Vessels into the operating account of the Company. The Company shall ensure that all charter hire associated with each Charter is paid by the applicable Charterer into the operating account. Unless otherwise instructed by the Company, the Manager shall instruct the financial institutions at which the accounts have been established to pay from the operating account, as and when required, amounts payable under the Credit Facilities and Other Financing Agreements.

4.7 License

The Manager shall procure, and the Company shall enter into, a license agreement that permits the Company to use the "Teekay" name and trademark in connection with its business.

4.8 Other Administrative Services

The Manager shall:

(a) develop, maintain and monitor internal audit controls, disclosure controls and information technology for the Company;

(b) assist with arranging board meetings and preparing board and committee meeting materials, including, as applicable, agendas, discussion papers, analyses and reports;

(c) prepare and provide such reports and accounting information so as to permit the Board of Directors to determine the amount of the Company's Cash Available for Distribution and Dividends to the Company's stockholders, and to assist the Company in making arrangements with the Company's transfer agent for the payment of Dividends to the stockholders;

(d) obtain, on behalf of the Company, general insurance, director and officer liability insurance and other insurance of the Company not related to the Vessels that would normally be obtained for a company in a similar business to that of the Company;

(e) administer payroll services, benefits and directors fees, as applicable, for the Crew, the Chief Executive Officer and the Chief Financial Officer and any other employee, officer or director of the Company;

(f) provide office space and office equipment for personnel of the Company at the location of the Manager or as otherwise reasonably designated by the Company, and clerical, secretarial, accounting and administrative assistance as may be reasonably necessary;

(g) provide all administrative services required in connection with the Credit Facilities and Other Financing Agreements;

(h) negotiate loan and credit terms with lenders in the ordinary course and monitor and maintain compliance therewith;

(i) negotiate and arrange for interest rate swap agreements, foreign currency contracts and forward exchange contracts;

(j) monitor the performance of investment managers;

(k) at the request and under the direction of the Company, handle all administrative and clerical matters in respect of (i) the call and arrangement of all annual and special meetings of stockholders, (ii) the preparation of all materials (including notices of meetings and proxy or similar materials) in respect thereof and (iii) the submission of all such materials to the Company in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Company has full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Company may require or direct;

(l) provide, at the request and under the direction of the Company, such communications to the transfer agent for the Company as may be necessary or desirable;

(m) make recommendations to the Company for the appointment of auditors, accountants, legal counsel and other accounting, financial or legal advisers, and technical, commercial, marketing or other independent experts; provided, however, that nothing herein shall permit the Manager to engage any such adviser or expert for the Company without the Company's specific approval;

(n) attend to all matters necessary for any reorganization, bankruptcy or insolvency petitions or proceedings, liquidation, dissolution or winding up of the Company;

(o) calculate the Performance Fee for each Fiscal Year, and provide such calculation and supporting documentation to the Company within seventy-five (75) days of the end of the applicable Fiscal Year;

(p) make available and provide individuals to serve as executive officers of the Company as set forth in Section 6.2(a); and

(q) attend to all other administrative matters necessary to ensure the professional management of the Company's business or as reasonably requested by the Company from time to time.

5. STRATEGIC SERVICES

The Manager shall, upon the Company's reasonable request, provide to the Company the services described in this Section 5 (collectively, the “Strategic Services”).

5.1 Acquisitions, Charter Parties and Finance

The Manager shall provide strategic, corporate planning, business development and advisory services to the Company, including the following:

(a) providing general strategic planning services and implementing corporate strategy, including developing acquisition and divestiture strategies;

(b) identifying, negotiating and securing opportunities for the Company to acquire or to construct Tankers, and negotiating and carrying out the purchase of existing and any newbuilding Tankers;

(c) (i) identifying, negotiating and securing opportunities for the Company to acquire or merge with companies or other Persons that own or operate Tankers or are otherwise involved in the conventional oil or product tanker industries, (ii) negotiating and carrying out the purchase of such companies or other Persons, and (iii) working to integrate any such acquired businesses;

(d) maintaining and managing relationships between the Company and the Charterers and potential charterers, shipbuilders, insurers, Lenders and potential financiers of the Company and other shipping industry participants;

(e) subject to any Warehousing Service provided other than by the Manager, arranging, negotiating and procuring pre-delivery and post-delivery financing or refinancing for the construction of any Tankers and financing or refinancing for the acquisition of existing Tankers;

(f) identifying, negotiating and implementing potential divestitures or dispositions of any of the Vessels and any other of the Company's Tanker Assets, and evaluating and recommending the sale of all or any part of the Tanker Business;

(g) identifying, investigating and implementing tax planning, leasing or other tax savings initiatives;

(h) assisting the Company in connection with any future offerings of Common Shares or other securities the Company may determine is desirable, all under the direction and supervision of the Board of Directors and Chief Executive Officer;

(i) subject to the oversight of the Board of Directors and supervision of the Chief Executive Officer, generally undertaking the day-to-day management of the Tanker Business; and

(j) providing such other strategic, corporate planning, business development and advisory services as the Company may reasonably request from time to time.

If pursuant to the provision of Strategic Services, the Manager identifies a potential opportunity for the Company (“Strategic Opportunity”) and subject to allocations of corporate opportunities to Teekay Corporation pursuant to the Company's Articles of Incorporation and the Contribution Agreement, (i) the Manager shall present the Strategic Opportunity to the Chief Executive Officer and the Chief Financial Officer for further consideration and presentation to the Board of Directors, and (ii) the Board of Directors or an appropriate committee thereof shall approve or reject the Strategic Opportunity.

5.2 Warehousing Service

If the Company pursues construction of a newbuilding Tanker, the Company may request that the Manager or a third party enter into, in such Person's own name, the construction contract with respect to such newbuilding Tanker and finance construction of such Tanker until its agreed-upon delivery to the relevant Company Group Member (the “Warehousing Service”). The Manager shall assist the Company in arranging any such third-party Warehousing Service but shall not be required to provide any Warehousing Service.

5.3 Pre-delivery Services

For the acquisition of any Vessel other than an IPO Vessel and subject to any Warehousing Service provided other than by the Manager, the Manager shall oversee and supervise, in all material respects, the construction of any newbuilding Tanker or the acquisition of any existing Vessel to be purchased and made subject to this Agreement, as the case may be, prior to its delivery, including the following (collectively, the “Pre-delivery Services”), as applicable:

(a) negotiating the shipbuilding contract and specifications and related documentation;

(b) attending to plan approval for the design of the newbuilding Tanker;

(c) arranging for and supervising alterations and changes to the newbuilding Tanker;

(d) liaising with the ship builder, supervising the ship builder’s progress and overseeing construction to ensure the ship builder is constructing the newbuilding Tanker in accordance with the relevant shipbuilding contract, design and specifications;

(e) negotiating the purchase and sale agreement and related documentation;

(f) liaising with classification societies, suppliers and other service providers;

(g) procuring, supervising and managing suitably qualified Crew to test the Vessel in the water prior to delivery;

(h) attending to the purchasing and other activities related to the Pre-delivery Purchases and Expenses; and

(i) arranging for registration of the Vessel under the relevant flag and in accordance with Applicable Laws and registration of the Vessel with the relevant classification society and other authorities as may be required for obtaining trading, canal and other marine certificates for the Vessel.

5.4 Pre-delivery Purchases and Expenses

Prior to the delivery to the relevant Company Group Member of any Vessel other than an IPO Vessel and subject to any Warehousing Service provided other than by the Manager, the Manager shall provide the necessary stores, spares, lubricating oil, supplies, equipment and services related to the delivery of the Vessel (all of which will be set out by the Manager in a pre-delivery budget for each Vessel, which shall be subject to the acknowledgment and consent of the Company) to ensure the seaworthiness and readiness for service of each such Vessel and shall pay for the fees associated with the relevant classification society or the registration of the Vessel in the name of the relevant Company Group Member under the relevant flag, whether a newbuilding or an existing vessel (“Pre-delivery Purchases and Expenses”). For greater certainty, the Pre-delivery Purchases and Expenses may include items that are identified before or after delivery of the Vessel once the Manager has determined that such items are required for the safe and efficient operation of the Vessel so that it can be managed and operated as contemplated by this Agreement. Subject to any Warehousing Service provided other than by the Manager, the Manager shall arrange for and make such Pre-delivery Purchases and Expenses for and on behalf of the relevant Company Group Member and the Company shall reimburse the Manager in accordance with Section 8.1.

5.5 Estimates and Consultation

For each newbuilding Tanker, if any, the Manager shall consult with and obtain the approval of the Company with respect to all material decisions to be made regarding the newbuilding. The Manager shall also consult with the Company regarding, and provide to the Company an estimate of the cost of, the Pre-delivery Services and the various Pre-delivery Purchases and Expenses for any Vessel, other than an IPO Vessel and subject to any Warehousing Service provided other than by the Manager, for approval by the Company reasonably in advance of such services being provided or such items being purchased.

6. EMPLOYEES AND MANAGER’S PERSONNEL

6.1 Manager’s Personnel

The Manager shall provide the Management Services hereunder through the Manager’s Personnel and the Crew. The Manager shall be responsible for all aspects of the employment or other relationship of the Manager’s Personnel and Crew as required in order for the Manager to perform its obligations hereunder, including recruitment, training, staffing levels, compensation and benefits, supervision, discipline and discharge, and other terms and conditions of employment or contract. However, the Manager shall remain directly responsible and liable to the Company to carry out all of its obligations under this Agreement, whether performed directly or subcontracted to another Person, and the Manager (and not the Company) shall be responsible for the compensation and reimbursement of all such other Persons.

6.2 Officers

(a) Executive Officers

The Manager shall regularly consult with the Chief Executive Officer, Executive Vice President and Chief Financial Officer as to the provision of Management Services and the Company’s Business. The Manager shall make available to the Company such executive officers to which the Company and the Manager or its Affiliates may agree, who shall assist in managing the day-to-day operations and affairs of the Company. Until the Company notifies the Manager otherwise, the Manager shall make available to the Company individuals to serve in the positions of Chief Executive Officer, Executive Vice President and Chief Financial Officer of the Company. Notwithstanding the foregoing, the Company may employ directly any officers or employees as it may deem necessary, and any such officers and employees will not be subject to this Agreement.

(b) Termination and Replacement of Executive Officers

The Board of Directors may require any officer that is provided by the Manager of its Affiliates as an executive officer (or otherwise to perform the duties of an executive officer) of the Company to be relieved of his or her duties with respect to, and no longer perform any of the Management Services for, the Company for any reason not prohibited by Applicable Laws. Such officer may continue to be employed by the Manager but shall no longer provide any Management Services hereunder, unless otherwise agreed by the Parties.

If any officer who is made available to the Company by the Manager or any of its Affiliates, as the case may be, resigns, is terminated or otherwise vacates his or her office, the Manager shall, as soon as practicable after acceptance of any resignation or after such termination and upon the Company’s request, use commercially reasonable efforts to identify suitable candidates for replacement of such officer for the approval by the Board of Directors.

(c) Other Duties of the Manager’s Personnel

The Company acknowledges that any officers provided by the Manager and the other Manager’s Personnel that provide Management Services may engage in business activities of the Manager and its Affiliates that are unrelated to the Company and that conflicts of interest may exist.

(d) Reporting Structure

The Chief Executive Officer shall report to and be under the direction of the Board of Directors. The Manager shall report to the Company and the Board of Directors through the Chief Executive Officer.

7. COVENANTS OF THE MANAGER

The Manager hereby agrees and covenants with the Company that, during the Term, the Manager shall:

(a) obtain and maintain for its benefit professional indemnity insurance and other insurance as is reasonable having regard to the nature and extent of the Manager’s obligations under this Agreement;

(b) exercise all due care, skill and diligence in carrying out its duties under this Agreement as required by Applicable Laws;

(c) provide the Chief Executive Officer and the Board of Directors with all information in relation to the performance of the Manager’s obligations under this Agreement as the Chief Executive Officer or the Board of Directors may reasonably request;

(d) ensure that all material property of the Company is clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody;

(e) ensure that all property of the Company (other than money to be deposited to any bank account of the Company) is transferred to or otherwise held in the name of the Company or any nominee or custodian appointed by the Company;

(f) ensure that (i) the Company owns or possesses all Licenses that are necessary and used in the operation of its business as of the date hereof, (ii) all such Licenses are in full force and effect at all times, (iii) all required filings with respect to such Licenses have been timely made and all required applications for renewal thereof have been timely filed and (iv) if at any time any Licenses are not in full force and effect, the Manager shall be responsible for any and all claims or costs associated with such Licenses not being in full force and effect;

(g) retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Management Services; and

(h) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Management Services in accordance with established general commercial practices and in accordance with GAAP, and allow the Company and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

8. MANAGER’S COMPENSATION

8.1 Basic Fee for Management Services

In consideration for the provision of Management Services by the Manager to the Company, the Company shall pay the Manager a quarterly fee (the “Management Services Fee”), payable as set forth in Section 8.2, which is comprised of (a) a fee for Commercial Management Services initially equal to $350 per Vessel per day plus 1.25% of the gross revenue attributable to the Vessel (the “Commercial Management Services Fee”), which fee shall not be payable for any Vessel commercially managed pursuant to a Pooling Arrangement and shall exclude $350 per Vessel per day for any Vessel operating under a time-charter contract; (b) a fee for Technical Services (other than any Commercial Management Services) equal to $50,000 per vessel per quarter, which fee shall be adjusted annually as set forth below; and (c) a fee for Administrative Services and Strategic Services that will reimburse the Manager for all of the reasonable direct and indirect costs and expenses (the “Costs and Expenses”) incurred by the Manager and its Affiliates in providing the Administrative Services and the Strategic Services in respect of a given quarter (including (i) any Pre-Delivery Purchases and Expenses and (ii) the allocable Employment Expenses associated with any officers and employees of the Manager and its Affiliates to the extent that they provide Administrative Services or Strategic Services to the Company for the Manager pursuant to this Agreement) plus a reasonable profit mark-up based on the most recent transfer pricing study performed by an independent accounting firm nationally recognized in the United States and engaged by the Manager or an Affiliate thereof, with respect to similar Administrative Services or Strategic Services, as applicable, which transfer pricing study will be updated at least annually. If any of the Costs and Expenses are incurred pursuant to the provision of services the benefit of which shall be shared among or realized by the Company, the Manager and/or another Person or Persons, the reimbursement of such Costs and Expenses shall be apportioned accordingly and the Manager shall promptly notify the Company of such apportionment. The initial Commercial Management Services Fee will remain in effect until December 31, 2010, and thereafter will be adjusted every three years beginning January 1, 2011. Ninety (90) days prior to December 31, 2010 and the end of each successive three-year period thereafter, the Manager and the Company shall negotiate in good faith the Commercial Management Services Fee that will be in effect for the successive three-year period. The Technical Services Fee stated herein will remain in effect until December 31, 2012, and thereafter will be adjusted every year beginning January 1, 2013. Ninety (90) days prior to December 31, 2012 and the end of each successive one-year period thereafter, the Manager and the Company shall negotiate in good faith the Technical Services Fee that will be in effect for the successive one-year period. If the Manager and the Company are unable to agree on the amount of such adjusted Commercial Services Management Fee or Technical Services Fee by the date sixty (60) days prior to January 1 of the year in which such respective adjusted fees are scheduled to take effect, the Parties shall resolve such dispute pursuant to Section 11.2 and, if needed, Section 11.3.

8.2 Invoicing

The Manager shall, in good faith, determine the expenses related to the Management Services that are allocable to the Company Group in any reasonable manner determined by the Manager and shall provide to the Company on a quarterly basis an invoice for the Costs and Expenses to be paid under Section 8.1, which invoice shall contain a description in reasonable detail of the Costs and Expenses that comprise the aggregate amount of the payment being invoiced. The Manager shall maintain the records of all Costs and Expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts between the Parties. The Company shall pay such invoices within thirty (30) days of receipt, unless the invoice is being disputed in accordance with this Agreement.

8.3 Dispute of Invoice or Performance Fee

If the Company, in good faith, disputes the amount of an invoice or the Manager's calculation pursuant to Section 4.8(o) of the Performance Fee for a Fiscal Year, the Company shall give written notice of such dispute (including the particulars of such dispute) to the Manager (a) with respect to an invoice, on or before the due date with respect to all or any portion of such invoice, and (b) with respect to the calculation of the Performance Fee, within 10 days of delivery by the Manger to the Company of such calculation. Upon receipt of such notice, the Manager shall furnish the Company with additional supporting documentation to reasonably substantiate the amount of the invoice or the Performance Fee calculation, as applicable. Upon delivery of such additional documentation, the Company and the Manager shall cooperate in good faith and use commercially reasonable efforts to resolve such dispute. If they are unable to resolve the dispute within (i) ten (10) Business Days of the delivery of such additional supporting information (in the case of an invoice) or (ii) five (5) days of such delivery (in the case of the Performance Fee calculation), the dispute shall be referred for resolution to a firm of independent accountants of nationally recognized standing in the United States reasonably satisfactory to each of the Manager and the Company (the “Accounting Referee”), which shall determine the disputed amounts within thirty (30) days of the referral of such invoice dispute to such Accounting Referee, or within ten (10) days of the referral of such Performance Fee calculation dispute. With respect to invoice disputes, the determination of the Accounting Referee shall not require the Company to pay more than the amount in dispute nor require the Manager to return any amount previously paid by the Company. The fees and expenses of the Accounting Referee shall be borne equally by the Company and the Manager. If any invoice dispute is resolved in favor of the Manager, the Company shall make payment to the Manager within ten (10) days of resolution of the dispute. Notwithstanding the foregoing, in no event shall the Company be entitled to withhold any amounts other than those portions of the applicable payment that are in dispute.

8.4 Direction to Pay

By written notice to the Company, the Manager may direct the Company to pay any amounts owing under this Agreement directly to an Affiliate of the Manager pursuant to a subcontracting arrangement relating to this Agreement.

8.5 Performance Fee

(a) In addition to the fees payable by the Company to the Manager pursuant to Section 8.1, the Manager shall be entitled to a fee (a “Performance Fee”) in respect of each Fiscal Year on the terms and subject to the conditions of this Section 8.5. The Performance Fee, if any, will be paid to the Manager within 90 days of the end of the applicable Fiscal Year (or, if a Dispute relating to the calculation of the Performance Fee is ongoing, promptly after the resolution of such Dispute, if later than 90 days after the end of the applicable Fiscal Year.

(b) If Gross Cash Available for Distribution (as defined below) in respect of a Fiscal Year exceeds the Incentive Threshold (as defined below), the Performance Fee for such Fiscal Year shall be an amount equal to 20% of all Gross Cash Available for Distribution for such Fiscal Year in excess of the Incentive Threshold. Notwithstanding the foregoing, if the Cumulative Dividend Account (as defined below) as of the beginning of the Fiscal Year in respect of which the Performance Fee is calculated is negative, the Performance Fee shall equal the lesser of (i) 20% of all Gross Cash Available for Distribution in excess of the Incentive Threshold and (ii) the difference between the Current Period Surplus / (Deficit) (as defined below) and the absolute value of the Cumulative Dividend Account balance as of the beginning of the Fiscal Year. If, after adjusting for the Current Period Surplus / (Deficit) but before adjusting for the Performance Fee, the Cumulative Dividend Account as of the end of the Fiscal Year in respect of which the Performance Fee is being calculated is negative, no Performance Fee will be payable.

(c) The Cumulative Dividend Account balance initially shall be zero. Commencing with the Fiscal Year ending December 31, 2008, the Cumulative Account shall be (i) increased (for a surplus) or decreased (for a deficit) with respect to each Fiscal Year by the amount of the Current Period Surplus / (Deficit) for such Fiscal Year and (ii) reduced by the amount of any Performance Fee actually paid to the Manager in respect of such Fiscal Year. Each such adjustment shall be made as of December 31 of the relevant Fiscal Year. Effective as of January 1, 2013 and as of each five-year anniversary of January 1, 2013, the Cumulative Dividend Account balance shall be reset to zero.

(d) For purposes of this Agreement:

“Cumulative Dividend Account” means, subject to Section 8.5(c), an internal account that will reflect, on an aggregate basis, the amount by which Dividends for a Fiscal Year are greater or less than $2.65 per share (subject to adjustments for stock dividends, splits, combinations and similar events, and based on the weighted-average number of Common Shares outstanding for such Fiscal Year).

“Current Period Surplus / (Deficit)” means the amount by which the Gross Cash Available for Distribution for a Fiscal Year is greater than or less than the aggregate incentive baseline for such Fiscal Year calculated by multiplying $2.65 per share (subject to adjustment for stock dividends, splits, combinations and similar events) by the weighted-average number of Common Shares outstanding for such Fiscal Year.

“Gross Cash Available for Distribution” means, in respect of a Fiscal Year, the Cash Available for Distribution for such Fiscal Year before giving effect to any deductions for any Performance Fee payable with respect to such Fiscal Year and reduced by the amount of any reserves the Board of Directors may have taken during such Fiscal Year that have not already reduced Cash Available for Distribution.

“Incentive Threshold” means, for a Fiscal Year, $3.20 per share (subject to adjustment for stock dividends, splits, combinations and similar events, and based on the weighted-average number of Common Shares outstanding for such Fiscal Year).

9. LIABILITY OF THE MANAGER; INDEMNIFICATION

9.1 Liability of the Manager

The Manager shall not be liable to the Company for any Loss (including but not limited to loss of profit arising out of or in connection with arrest, detention of or delay to any Vessel) arising from the Management Services unless and to the extent that such Loss resulted from:

(a) the fraud, gross negligence, recklessness or willful misconduct of the Manager or any of its Affiliates (other than the Company Group) or any of their respective employees, agents or subcontractors (“Manager Misconduct”); or

(b) any breach of this Agreement by the Manager of any of its Affiliates (other than the Company Group).

9.2 Extraordinary Costs and Capital Expenditures

Notwithstanding anything to the contrary in this Agreement, the Manager shall not be responsible for paying any costs, liabilities and expenses in respect of a Vessel to the extent that such costs, liabilities and expenses are “extraordinary,” which consist of the following:

(a) repairs, refurbishment or modifications resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to Manager’s Misconduct, unless and to the extent otherwise covered by insurance);

(b) unscheduled or non-routine drydocking of a Vessel;

(c) any improvement, upgrade or modification to, structural changes with respect to or the installation of new equipment aboard any Vessel that results from a change in, an introduction of new, or a change in the interpretation of, Applicable Laws at the recommendation of the classification society for that Vessel or otherwise;

(d) any increase in Crew Employment and Support Expenses resulting from a change in, an introduction of new, or a change in the interpretation of, Applicable Laws; or

(e) any other similar types of costs, liabilities and expenses that were not reasonably contemplated by the Company and the Manager as being a component of the Approved Budget for the applicable Fiscal Year.

9.3 Manager Indemnification

The Company shall indemnify and save harmless the Manager and its directors, officers, employees, subcontractors and Affiliates (the “Manager Indemnified Persons”) from and against any and all Losses incurred or suffered by the Manager Indemnified Persons by reason of or arising from or in connection with their performance of this Agreement or any third-party Legal Action brought or threatened against such Manager Indemnified Persons in connection with their performance of this Agreement, other than for any Losses to the extent related to or that resulted from:

(a) any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise responsible under this Agreement;

(b) Manager Misconduct; or

(c) any breach of this Agreement by the Manager or any of its Affiliates (other than the Company Group).

9.4 Company Indemnification

The Manager shall indemnify and save harmless each Company Group Member and such Company Group Member's directors, officers, employees, subcontractors and Affiliates (the “Company Indemnified Persons”) from and against any and all Losses incurred or suffered by the Company Indemnified Persons, to the extent related to or that resulted from:

(a) any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise responsible under this Agreement;

(b) Manager Misconduct; or

(c) any breach of this Agreement by the Manager or any of its Affiliates (other than the Company Group).

9.5 Limitation Regarding Crew

Notwithstanding anything to the contrary in this Agreement, the Manager shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a breach by the Manager of any of its obligations under Section 3.3, in which case the Manager's liability shall be determined in accordance with the terms of this Section 9.

10.	TERM AND TERMINATION

10.1 Initial Term

The initial term of this Agreement shall commence on December 18, 2007 and end on December 31, 2022, unless terminated earlier pursuant to this Agreement (the “Initial Term”).

10.2 Renewal Term

This Agreement will, without any further act or formality on the part of either Party, on the expiration of the Initial Term or any Renewal Term, be automatically renewed for a further term of five (5) years (each a “Renewal Term”) unless notice of termination is given by the Company to the Manager in accordance with Section 10.3(f), in the case of the Initial Term, or Section 10.3(g), in the case of any Renewal Term.

10.3 Termination by the Company

This Agreement may be terminated by the Company:

(a) if, at any time, the Manager materially breaches this Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 11 (“Manager Breach”);

(b) if, at any time,

(i) the Manager has been convicted of, has entered a plea of guilty or nolo contendre with respect to, or has entered into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and materially injurious to the Company; and

(ii) the holders of a majority of the outstanding Class A Common Shares elect to terminate this Agreement;

(c) if, at any time, the Manager becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(d) if any Person or group of Persons acquires Control or economic control of the Manager in contravention of Section 12.2;

(e) if, in the fourth Fiscal Quarter of 2016, two-thirds of the Board of Directors elect to terminate the Agreement, which termination shall be effective on December 31, 2017;

(f) if, in the fourth Fiscal Quarter of 2021, the Company elects to terminate the Agreement by notice to the Manager, which termination shall be effective on December 31, 2022; or

(g) if, in the fourth Fiscal Quarter of any Fiscal Year immediately preceding the Fiscal Year that includes the end of any Renewal Term, the Company elects to terminate the Agreement by notice to the Manager, which termination shall be effective at the end of the Fiscal Year for the final year of such Renewal Term.

10.4 Termination by the Manager

This Agreement may be terminated by the Manager:

(a) after the fifth anniversary of the Public Offering, with twelve (12) months' prior notice by the Manager to the Company; or

(b) if, at any time, the Company materially breaches the Agreement and the matter is unresolved after ninety (90) days pursuant to the dispute resolution procedures set forth in Section 11 (“Company Breach”).

10.5 Automatic Termination

This Agreement will terminate automatically and immediately after a “Change of Control” of the Company. In this Section 10, a “Change of Control” means the occurrence of any of the following:

(a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets, except such a disposition to a member of the Existing Ownership Group;

(b) an order made for, or the adoption by the Board of Directors of a plan of, liquidation or dissolution of the Company;

(c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than a majority of the Company’s Voting Securities (unless such “person” is a member of the Existing Ownership Group), measured by voting power rather than number of shares;

(d) if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(e) the consolidation of the Company with, or the merger of the Company with or into, any “person” (other than a member of the Existing Ownership Group), or the consolidation of any “person” (other than a member of the Existing Ownership Group) with, or the merger of any “person” (other than a member of the Existing Ownership Group) with or into, the Company, in any such event pursuant to a transaction in which any of the Common Shares outstanding immediately prior to such transaction are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for Voting Securities of the surviving or transferee “person” constituting a majority (measured by voting power rather than number of shares) of the outstanding Voting Securities of such surviving or transferee “person” immediately after giving effect to such issuance; or

(f) a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors.

10.6 Effects of Termination or Expiry of this Agreement

(a) If the Manager terminates this Agreement pursuant to Section 10.4(a), the Company shall have the option to require the Manager to continue to provide Technical Services to the Company, for the fee described in Section 8.1, for up to an additional two-year period from the date of termination of this Agreement, provided that the Manager or any of its Affiliates continues in the business of providing such services to third parties for similar types of vessels.

(b) If the Company terminates this Agreement pursuant to any of Sections 10.3(e) through 10.3(g), or the Manager terminates this Agreement pursuant to Section 10.4(b), the Company shall pay to the Manager the Termination Payment in four quarterly installments during the Fiscal Year following the Fiscal Year in which this Agreement is terminated, such installments to be paid on March 31, June 30, September 30 and December 31 of such following Fiscal Year.

(c) If this Agreement terminates pursuant to Section 10.5, the Company shall pay to the Manager the Termination Payment in a lump sum amount, payable within 30 days following the date this Agreement terminates.

(d) Upon termination of this Agreement for any reason or expiry of this Agreement or upon the Manager otherwise ceasing to manage a Vessel under this Agreement, with respect to the Stores and Equipment provided by the relevant Company Group Member or the Manager, as applicable, the following shall occur:

(i) in the case of any Vessel where the necessary Stores and Equipment were provided by the Manager, at the time of delivery of such Vessel to the relevant Company Group Member, the Company or such Company Group Member shall reimburse the Manager for the fair market value (as of the time of such termination, expiry or cessation) of the Stores and Equipment that had been placed on board the Vessel by the Manager, taking into account reasonable wear and tear (such value to be proposed by the Manager and subject to approval by the Company), except that if such Vessel is to be scrapped immediately following such termination, expiry or cessation, the Manager shall use commercially reasonable efforts to sell, re-use or recycle the Stores and Equipment and any compensation received by the Manager in doing so shall be deducted from the amounts to be reimbursed by the Company or such Company Group Member to the Manager; and

(ii) in the case of any Vessel where the necessary Stores and Equipment were provided by the relevant Company Group Member, at the time of delivery of such Vessel to such Company Group Member, the Manager shall either, at the Company's option, (A) return the Vessel with materially the same level and complement of Stores and Equipment as required to continue operating the Vessel in accordance with customary ship operation and practice that a prudent owner of a vessel such as the Vessel would deem reasonably necessary, taking into account reasonable wear and tear, or (B) pay to the Company or such Company Group Member an amount representing the amount of Stores and Equipment needed to be added to existing levels to satisfy the levels described in subclause (A) above (such amount to be proposed by the Manager and subject to approval by the Company); provided, however, that if such Vessel is to be scrapped immediately following such termination, expiry or cessation, the Manager shall be required to make the payment contemplated in subclause (B) above.

Until any of the foregoing events arise, no Company Group Member nor the Manager shall have any obligation to each other to account for any diminution in value of the Stores and Equipment.

(e) Upon termination or expiry of this Agreement, this Agreement will be void and there shall be no liability on the part of any Party (or their respective officers, directors, employees or Affiliates) except that the obligation of the Company to pay to the Manager or its Affiliates the amounts accrued but outstanding under Section 8 and the terms and conditions set forth in Sections 9, 10.6 and 12.4 shall survive such termination. After a written notice of termination has been given under this Section 10 or upon expiry, the Company may direct the Manager to, at the cost of the Company (subject to Section 10.6(d)), undertake any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things reasonably necessary to bring the appointment of the Manager to an end at the appropriate time, and the Manager shall promptly comply with all such reasonable directions. Upon termination or expiry of this Agreement, the Manager shall promptly deliver to any new manager or the Company any Books and Records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit the new manager of the Company to assume its responsibilities.

11. DISPUTE RESOLUTION

11.1 Notice of Dispute

If (a) a dispute or disagreement arises between the Parties with respect to any provision of this Agreement (other than Section 8.3), including its interpretation or the performance of a Party under this Agreement or (b) (i) the Company in good faith believes that a Manager Breach has occurred or is reasonably likely to occur or (ii) the Manager in good faith believes that a Company Breach has occurred or is reasonably likely to occur (each of the foregoing, as well as any inability of the Parties to agree, pursuant to Section 8.1, upon the adjusted Commercial Management Services Fee by the date sixty (60) days prior to January 1 of the year in which such adjusted fee is scheduled to take effect, being a “Dispute”), either Party may, or the Party alleging such breach or potential breach shall, deliver written notice to the other Party. Such notice shall contain in detail the specific facts and circumstances relating to the Dispute. With respect to any Dispute described in clause (a) or (b) above, each Party shall designate an individual to negotiate and resolve the Dispute (each a “Designated Representative” and, together, the “Designated Representatives”). The Designated Representatives shall in good faith attempt to resolve the matter within a thirty (30) day period from the date of delivery of the notice referred to above. If either Designated Representative intends to be accompanied by counsel at any meeting, such Designated Representative shall give the other Designated Representative at least three (3) Business Days’ notice. All discussions and negotiations pursuant to this Section 11 shall be confidential and without prejudice to settlement negotiations.

11.2 Mediation

If a Dispute described in clause (a) or (b) of Section 11.1 is not resolved by the Designated Representatives during after the thirty (30) days provided in Section 11.1, either of the Parties may refer the matter to mediation. Any Dispute relating to the determination of an adjusted Commercial Management Services Fee or Technical Services Fee (a “Services Fee Dispute”) shall be referred to mediation. With respect to the mediation of any Dispute, the mediator shall be mutually agreed upon by the Parties, and such mediator will be instructed to:

(a) review the terms of the Dispute and the position of the Parties;

(b) consider the terms of and context of this Agreement; and

(c) render a non-binding report within sixty (60) days (20 days in the case of a Services Fee Dispute) of the appointment of the mediator (the “Mediator’s Report”) or such later date as to which the Parties may agree.

The Parties shall consider the Mediator's Report and may mutually decide to make it a binding report. If the mediator is not able to facilitate a binding agreement between the Parties, the Dispute is not resolved to the satisfaction of the Parties as a result of the Mediator's Report or a mediator cannot be chosen mutually by the Parties, the Dispute shall be submitted to binding arbitration pursuant to Section 11.3.

11.3 Arbitration

Any Dispute not resolved by the Parties pursuant to Section 11.1 or 11.2 shall be fully and finally resolved by binding arbitration pursuant to this Section 11.3. Either Party may refer the Dispute to arbitration, which shall take place in London, England in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof then in force and under the terms of the London Maritime Arbitrators Association (the “LMAA”) before a tribunal of three arbitrators; provided, however, that for Disputes where neither the claim nor any counterclaim exceeds Fifty Thousand U.S. Dollars (US$50,000), the arbitration shall be conducted in accordance with the LMAA Small Claims Procedures current at the time when the arbitration proceedings are commenced. The prevailing Party in any such arbitration shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

12. GENERAL

12.1 Assignment; Binding Effect

The Parties may not assign any of their respective rights under this Agreement in whole or in part without the prior written consent of the other Party, which consent may be withheld in the sole discretion of such other Party. This Agreement is binding upon and inures to the benefit of the Parties hereto and their successors and permitted assigns.

12.2 Change of Control of the Manager

If any Person or group of Persons acting in concert (other than Teekay Corporation and its Affiliates) proposes to acquire Control of the Manager, directly or indirectly, the Manager shall provide at least thirty (30) days’ written notice of the change of Control to the Company, which notice shall identify the Person that will acquire, directly or indirectly, Control of the Manager. A change of Control of the Manager may occur only with the consent of the Company, which consent shall not be unreasonably withheld or delayed.

12.3 Force Majeure

Neither of the Parties shall be under any liability for any failure to perform any of their obligations hereunder if any of the following occurs (each a “Force Majeure Event”):

(a) any event, cause or condition which is beyond the reasonable control of either or both of the Parties and which prevents either or both of the Parties from performing any of their respective obligations under this Agreement;

(b) acts of God, including fire, explosions, unusually or unforeseeably bad weather conditions, epidemic, lightening, earthquake or tsunami;

(c) acts of public enemies, including war or civil disturbance, vandalism, sabotage, terrorism, blockade or insurrection;

(d) acts of a Governmental Authority, including injunction or restraining orders issued by any judicial, administrative or regulatory authority, expropriation or requisition;

(e) government rule, regulation or legislation, embargo or national defense requirement; or

(f) labor troubles or disputes, strikes or lockouts, including any failure to settle or prevent such event which is in the control of any Party.

A Party shall give written notice to the other Party promptly upon the occurrence of a Force Majeure Event.

12.4 Confidentiality

Each Party agrees that, except with the prior written consent of the other Party, it shall at all times keep confidential and not disclose, furnish or make accessible to anyone (except to employees, agents and professional advisors in the ordinary course of business) any confidential or proprietary information, knowledge or data concerning or relating to the other Party and to the business or financial affairs of the other Party to which such Party has been or shall become privy by reason of this Agreement, except for any (a) disclosure required by judicial or administrative process (including discovery for litigation), (b) information that becomes publicly available through no fault of such Party or otherwise ceases to be confidential, (c) information required by law or applicable stock exchange rules to be disclosed or (d) disclosure made to a Person under a binding confidentiality agreement in favor of the Party whose confidential or proprietary information is being disclosed.

12.5 Notices

Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax or email, and shall be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day, by fax or email addressed to the following Party:

(a)    if to Teekay Tankers Ltd.:

         Address: Bayside House, Bayside

         Executive Park

         West Bay Street and Blake Road

         P.O. Box AP-59212

         Nassau, Commonwealth of the Bahamas

         Attention: Corporate Secretary

         Fax No.: (242)502-8840

(b)    if to Teekay Tankers Management Services Ltd.:

         Address: Bayside House, Bayside

         Executive Park

         West Bay Street and Blake Road

         P.O. Box AP-59212

         Nassau, Commonwealth of the Bahamas

         Attention: Corporate Secretary

         Fax No.: (242)502-8840

or to any other address, fax number, email address or individual that the Party so designates. Any notice

(a) if validly delivered on a Business Day, shall be deemed to have been given when delivered;

(b) if validly transmitted by fax or email before 3:00 p.m. (local time at the place of receipt) on a Business Day, shall be deemed to have been given on that Business Day; and

(c) if validly transmitted by fax or email after 3:00 p.m. (local time at the place of receipt) on a Business Day, shall be deemed to have been given on the Business Day after the date of the transmission.

12.6 Third Party Rights

The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no shareholder, employee, agent of any Party or any other Person shall have the right under the Contracts (Rights of Third Parties) Act of 1999 or otherwise, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

12.7 No Partnership

Nothing in this Agreement is intended to create or shall be construed as creating a partnership or joint venture between the Parties, and this Agreement shall not be deemed for any purpose to constitute any Party a partner of any other Party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other Party to this Agreement.

12.8 Severability

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b) the legality, validity or enforceability of that provision in any other jurisdiction; except that if:

(x) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(y) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 12.8, the basic intentions of the Parties in this Agreement are entirely frustrated, the Parties shall use commercially reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

12.9 Governing Law

This Agreement is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, English law, which is deemed to be the proper law of the Agreement.

12.10 Amendments

No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, modification or restatement.

12.11 Entire Agreement

This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

12.12 Waiver

No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition. Any waiver must be specifically stated as such in writing.

12.13 Counterparts

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

12.14 Ownership of Advisor and Ship Manager

During the Term, Teekay Corporation shall not transfer, sell or dispose of its interest in or otherwise relinquish Control of the Manager.

IN WITNESS WHEREOF, this Management Agreement has been duly executed by the Parties hereto as of the date first written above.

TEEKAY TANKERS LTD.			TEEKAY TANKERS MANAGEMENT SERVICES LTD.

By:	/s/ Arthur Bensler	By:	/s/ Arthur Bensler
	Name: Arthur Bensler		Name: Arthur Bensler
	Title: Secretary		Title: Secretary

TEEKAY CORPORATION

(solely as a party to this Agreement for purposes of Section 12.14)

By:	/s/ Arthur Bensler
Name: Arthur Bensler
Title: Executive Vice President, General Counsel and Secretary

SCHEDULE A

IPO VESSELS

(As of December 18, 2007)

The following table lists the Vessels that are presently owned or will be acquired by the Company on or prior to the date of this Agreement. This Schedule may be updated from time to time.

Vessel	Capacity (dwt)(1)	Built	Current Employment	Current Charterer	Expiration of Charter	Intended Flag
Erik Spirit	115,500	2005	Time charter	ConocoPhillips	Dec. 2010(2)	Bahamas
Matterhorn Spirit	114,800	2005	Time charter	Eiger Shipping	Dec. 2009(2)	Bahamas
Everest Spirit	115,000	2004	Pool	—	—	Bahamas
Kanata Spirit	113,000	1999	Time charter	Sabic	May 2008	Bahamas
Kareela Spirit	113,100	1999	Pool	—	—	Bahamas
Kyeema Spirit	113,300	1999	Pool	—	—	Bahamas
Nassau Spirit	107,100	1999	Pool	—	—	Bahamas
Falster Spirit	95,400	1995	Time charter	Skaugen PetroTrans	Jul. 2008	Bahamas
Sotra Spirit	95,400	1995	Pool	—	—	Bahamas

(1)	Deadweight tonnes.
(2)	Time charter begins in December 2007.